[Iron Mountain Logo]


                             OFFER TO EXCHANGE
                              all outstanding
                          8-3/4% SENIOR NOTES DUE 2009
                  ($250,000,000 principal amount outstanding)

                                      for

                          8-3/4% SENIOR NOTES DUE 2009

                                       of

                          Iron Mountain Incorporated

                                  -----------
       The Exchange Offer will expire at 5:00 p.m., New York City time on
                        January 13, 1998, unless extended


                                  -----------
     Iron Mountain Incorporated, a Delaware corporation ("Iron Mountain" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the
"Letter of Transmittal"), to exchange its 8-3/4% Senior Notes Due 2009 (the "New Notes"), in an offering which has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus constitutes a part, for an equal principal amount of its outstanding 8-3/4% Senior Notes Due 2009 (the "Old Notes"), of which an aggregate of $250,000,000 in principal amount is outstanding as of the date hereof (the "Exchange Offer"). The New Notes and the Old Notes are sometimes referred to herein collectively as the "Notes." The form and terms of the New Notes will be the same as the form and terms of the Old Notes except that the New Notes will not bear legends restricting the transfer thereof. The New Notes will be obligations of the Company entitled to the benefits of the Indenture, dated as of October 24, 1997 (the "Indenture"), by and among the Company, all of the Company's subsidiaries as guarantors and The Bank of New York, as trustee (the "Trustee"), relating to the Notes. See "Description of the New Notes." Following the completion of the Exchange Offer, none of the New Notes will be entitled to any rights under the Exchange and Registration Rights Agreement, dated as of October 21, 1997 (the "Registration Rights Agreement"), including, but not limited to, contingent increases in the interest rate provided for pursuant thereto.


     See "Risk Factors" beginning on page 11 for a discussion of certain factors that should be considered in evaluating an investment in the New Notes.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                The date of this Prospectus is December 11, 1997.

     The Company will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the date the Exchange Offer expires, which will be January 13, 1998, unless the Exchange Offer is extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange.

     The Old Notes, whether sold in offshore transactions in reliance on Regulation S under the Securities Act or in the United States in reliance on Rule 144A under the Securities Act ("Rule 144A"), were initially represented by a single, permanent global note (the "Global Note"), which was deposited with the Trustee, as custodian for The Depository Trust Company ("DTC"), and registered in the name of Cede & Co., DTC's nominee, for credit to an account of a direct or indirect participant in DTC, including Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear"), and Citibank, N.A., as depositary for Cedel Bank, societe anonyme ("Cedel Bank"). The New Notes exchanged for the Old Notes that are represented by the Global Note will continue to be represented by a permanent global note in definitive, fully registered form, registered in the name of a nominee of DTC and deposited with the Trustee as custodian, unless the beneficial holders thereof request otherwise. See "Description of the New Notes--Book Entry, Delivery and Form." Notes may be tendered only in denominations of $1,000 and integral multiples in excess thereof.

     Interest on the New Notes will be payable semi-annually in arrears on March 31 and September 30 of each year (each an "Interest Payment Date"), commencing March 31, 1998 to holders of record on the immediately preceding March 15 and September 15. Interest on the New Notes will accrue from the last Interest Payment Date on which interest was paid on the Old Notes that are accepted for exchange or, if no interest has been paid, from October 24, 1997. Accordingly, interest that has accrued since the last Interest Payment Date or October 24, 1997 (as the case may be) on the Old Notes accepted for exchange will cease to be payable upon issuance of the New Notes. Untendered Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain outstanding and bear interest at a rate of 8-3/4% per annum after the Expiration Date.

     Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who acquires such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company (within the meaning of Rule 405 under the Securities Act)) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in the ordinary course of such holder's business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period of 180 days from the consummation of the Exchange Offer or such shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Notes and resold by such broker-dealers. See "Plan of Distribution."

     Prior to the Exchange Offer, there has been no public market for the Notes. The Company does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the New Notes will develop. To the extent that a market for the New Notes develops, the market value of the New Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and other conditions. Such conditions might cause the New Notes, to the extent that they are actively traded, to trade at a significant discount from the face value. See "Risk Factors--Lack of Public Market."

     The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to bear the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.


                               ----------------
                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Commission. Such reports, proxy statements, and other information concerning Iron Mountain can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission maintains a site on the Internet's World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including Iron Mountain on and after August 14, 1996. In addition, reports, proxy statements and other information concerning Iron Mountain may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the New Notes offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the New Notes offered hereby, reference is hereby made to the Registration Statement, including the exhibits thereto, which is available for inspection and copying as set forth above. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete (although to the extent of the provisions referred to herein, such statements are complete in all material respects), and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission (File No. 0-27584), are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 1996, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 and (iii) Current Reports on Form 8-K dated June 25, 1997 (as amended August 26, 1997), October 1, 1997, October 16, 1997 (as amended November 10, 1997), October 30, 1997 and November 25, 1997. In addition, the financial information contained in Iron Mountain's Registration Statement on Form S-4 (File No. 333-24635), filed with the Commission on April 4, 1997, as amended on May 7, 1997 and May 13, 1997, as made effective by the Commission on May 14, 1997, is incorporated herein by reference. All documents filed by Iron Mountain pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the initial Registration Statement and prior to the effectiveness of the Registration Statement and subsequent to the date of this Prospectus shall be deemed to be incorporated by reference into the Registration Statement and to be a part hereof from the date any such document is filed.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all of the documents that are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Iron Mountain Incorporated, 745 Atlantic Avenue, Boston, Massachusetts 02111, Attention: John F. Kenny, Jr., Executive Vice President and Chief Financial Officer. In order to ensure timely delivery of such documents, any request should be made before January 6, 1998.

                               ----------------
     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ----------------
                               TABLE OF CONTENTS


                                                                   Page
                                                                   -----
Available Information   ..........................................  iii
Incorporation of Certain Documents by Reference    ...............  iii
Prospectus Summary   .............................................    1
Risk Factors   ...................................................   11
Use of Proceeds   ................................................   16
The Exchange Offer   .............................................   17
Pro Forma Condensed Consolidated Financial Information   .........   24
Selected Consolidated Financial and Operating Information   ......   39
Description of Certain Existing Indebtedness    ..................   41
Description of the New Notes  ....................................   42
Certain U.S. Federal Income Tax Considerations  ..................   66
Plan of Distribution    ..........................................   69
Transfer Restrictions   ..........................................   69
Legal Matters  ...................................................   71
Experts  .........................................................   71

                              PROSPECTUS SUMMARY


     The following summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information set forth elsewhere in this Prospectus, which should be reviewed carefully. Unless the context indicates otherwise, the term "Recent Acquisitions" means the acquisitions consummated since January 1, 1996. The term "Arcus Acquisition" means the pending acquisition of (i) Arcus Technology Services, Inc. ("Arcus") and related entities. The term "HIMSCORP Acquisition" means the acquisition of HIMSCORP, Inc. ("HIMSCORP"). References to "Iron Mountain" and the "Company" include Iron Mountain Incorporated (including predecessor entities) and its consolidated subsidiaries, unless the context otherwise requires.


The Company

     Iron Mountain is America's largest records management company, as measured by its revenues. The Company is a national, full-service provider of records management and related services, enabling customers to outsource records management functions. Iron Mountain has a diversified customer base, which includes more than half of the Fortune 500 and numerous commercial, legal, banking, healthcare, accounting, insurance, entertainment and government organizations. The Company provides storage for all major media, including paper (the dominant form of records storage), computer disks and tapes, microfilm and microfiche, master audio and video tapes, film and optical disks, X-rays and blueprints. Iron Mountain's principal services provided to its storage customers include courier pick-up and delivery, filing, retrieval and destruction of records, database management, customized reporting and disaster recovery support. The Company also sells storage materials and provides consulting, facilities management and other outsourcing services.

     The completion of the HIMSCORP Acquisition has, and the completion of the Arcus Acquisition will, significantly increase the Company's presence in medical records management and off-site data protection services (the management of electronic records), which management believes will make the Company the industry leader in both of these specialized records management activities. The HIMSCORP Acquisition has, and the completion of the Arcus Acquisition will, also expand the ancillary services offered by the Company to include information technology ("IT") staffing and enhance its range of facilities management services. As of November 20, 1997, giving effect to the Arcus Acquisition, Iron Mountain managed over 50,000 customer accounts and operated 220 records management facilities in 52 markets. For the nine months ended September 30, 1997, giving effect to the Recent Acquisitions and the Arcus Acquisition, the Company had revenues of $265.3 million and earnings before interest, taxes, depreciation, amortization and extraordinary items ("EBITDA") of $65.4 million, after adjustments for certain cost reductions from the integration of the Recent Acquisitions and the Arcus Acquisition.


Recent Developments

     Since mid-1994, the Company has acquired 41 records management businesses, of which 30 stored primarily paper records (including four that focused on medical records management) and 11 focused primarily on data protection services. The Company recently completed or anticipates completing by the first quarter of 1998, three significant acquisitions (discussed below). These acquisitions significantly increase the Company's presence in the data protection services and medical records management markets.


Safesite Acquisition

     On June 12, 1997, the Company acquired Safesite Records Management Corporation ("Safesite") and related real estate for total consideration of $70.9 million, consisting of $53.6 million in value of the Company's Voting Common Stock, par value $.01 per share (the "Common Stock"), and options to acquire Common Stock and the balance in cash. Safesite has a significant presence in both off-site data protection services and paper records storage, including medical records management. At the time of acquisition, Safesite had over 7,000 customer accounts with 26 facilities in 14 markets, including four markets in which the Company previously had no operations. With the acquisition of Safesite, Iron Mountain added 27 new sales people, an increase of 75% to its then existing sales force. Safesite's revenue was $19.0 million for the year ended December 31, 1996 and approximately $10 million for the period from January 1, 1997 through June 12, 1997, the closing date of the acquisition.

HIMSCORP Acquisition

     On October 31, 1997, with an effective date of November 1, 1997, the Company acquired HIMSCORP for total consideration, including transaction costs, of approximately $98.8 million including approximately $46.2 million in the form of Common Stock. Management believes that HIMSCORP, which operates under the trade name Record Masters, is the leading provider of medical records management services. In addition to storage, HIMSCORP also provides related services including file retrieval and delivery, release of information, temporary staffing, contract coding, facilities management and imaging. HIMSCORP acquired three companies in each of 1996 and 1997. As of September 30, 1997, HIMSCORP operated 20 facilities in 12 markets (including three in which the Company does not have operations) and had over 700 customer accounts. HIMSCORP's revenue was $15.7 million for the year ended December 31, 1996 and $20.5 million for the nine months ended September 30, 1997 and for the same periods, giving pro forma effect to HIMSCORP's acquisitions, $23.8 million and $21.4 million, respectively.


Pending Arcus Acquisition

     On September 26, 1997, the Company entered into a definitive merger agreement with Arcus Group, Inc. ("AGI") and certain of its subsidiaries to acquire Arcus for total consideration of approximately $160 million, consisting of approximately $62 million in value in Common Stock and options to acquire Common Stock and the balance in cash and the assumption of debt. In addition to the stated purchase price of $160 million, the Company will record approximately $3 million in capitalized transaction costs and approximately $2 million in additional equity resulting from a higher financial valuation of the options to acquire shares of the Common Stock for accounting purposes. Arcus's data protection services consist primarily of storage and off-site rotation of back-up copies of magnetic media, as well as disaster recovery support and testing, media library moves and product sales. In addition to data protection services, Arcus provides IT staffing services. As of September 30, 1997, Arcus operated 31 data storage facilities in 25 markets in the U.S. and one in the United Kingdom (including five in which the Company does not have operations), and had over 6,000 customer accounts. Arcus acquired eight companies in 1996 and one in 1997. Arcus had revenue of $66.0 million for the year ended December 31, 1996 and $69.0 million for the nine months ended September 30, 1997 and for the same periods, giving pro forma effect to Arcus's acquisitions, $89.2 million and $74.6 million, respectively. The closing of the Arcus Acquisition is subject to various customary conditions and is expected to occur early in the first quarter of 1998, although no assurance can be given that the Arcus Acquisition will be completed. The Exchange Offer is not conditioned upon completion of the Arcus Acquisition, and the Arcus Acquisition is not conditioned upon the completion of the Exchange Offer.


Amendment to the Credit Agreement

     In September 1997 the Company amended and restated (the "Credit Agreement Amendment") its bank credit facility, dated as of September 30, 1996, among the Company, the lenders party thereto and The Chase Manhattan Bank, as Administrative Agent (the "Credit Agreement"), pursuant to which, among other things, the facility was increased from $150 million to $250 million and its maturity was extended from September 2001 to September 2002, at which time all outstanding revolving credit loans and other amounts payable thereunder would become due. See "Description of Certain Existing Indebtedness--Credit Agreement."

                               ----------------
     Iron Mountain was incorporated in Delaware in 1990 but its predecessor operations date from 1951. The principal executive offices of the Company are located at 745 Atlantic Avenue, Boston, Massachusetts 02111. Its telephone number is (617) 357-4455.

                      Summary of the Terms of the Exchange Offer


The Exchange Offer  .....................   The Company is offering to exchange $1,000 in principal
                                            amount (and integral multiples in excess thereof) of New Notes for each $1,000 in principal amount (and any integral multiples in excess thereof) of Old Notes that are validly tendered
                                            pursuant to the Exchange Offer. The Company will issue the
                                            New Notes promptly after the Expiration Date. As of the date of this Prospectus, $250,000,000 in aggregate principal amount of Old Notes are outstanding.

Resale  .................................   The Company believes, based on no-action letters issued by the
                                            Commission to third parties, that the New Notes issued pursuant to the Exchange Offer generally will be freely transferable by the holders thereof without registration or any prospectus delivery requirement under the Securities Act, except that a
                                            "dealer" or any of the Company's "affiliates," as such terms are defined under the Securities Act, that exchanges Old Notes held for its own account may be required to deliver copies of this
                                            Prospectus in connection with any resale of the New Notes
                                            issued in exchange for such Old Notes. See "The Exchange
                                            Offer--General" and "Plan of Distribution."

Expiration Date  ........................   The Exchange Offer will expire at 5:00 p.m., New York City time, on January 13, 1998, unless extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. The Company will accept for exchange any and all Old Notes that are validly tendered in the
                                            Exchange Offer prior to 5:00 p.m., New York City time, on the
                                            Expiration Date.

Accrued Interest on the New Notes and the
 Old Notes    ...........................   Each New Note will bear interest from the last Interest Payment
                                            Date on which interest was paid on the Old Notes, or if interest has not yet been paid on the Old Notes, from October 24, 1997.
                                            Such interest will be paid with the first interest payment on the
                                            New Notes. Accordingly, interest which has accrued since the last Interest Payment Date or October 24, 1997 (as the case may
                                            be) on the Old Notes accepted for exchange will cease to be payable upon issuance of the New Notes. Untendered Old Notes that are not exchanged for New Notes pursuant to the Exchange
                                            Offer will bear interest at a rate of 8-3/4% per annum after the
                                            Expiration Date.

Termination  ..............................   The Company may terminate the Exchange Offer if it
                                              determines that its ability to proceed with the Exchange Offer could be materially impaired due to any legal or governmental action, any new law, statute, rule or regulation or any
                                              interpretation by the staff of the Commission of any existing law, statute, rule or regulation. Holders of Old Notes will have certain rights against the Company under the Registration
                                              Rights Agreement should the Company fail to consummate the
                                              Exchange Offer. See "The Exchange Offer--Termination." No
                                              federal or state regulatory requirements must be complied with or approvals obtained in connection with the Exchange Offer, other than applicable requirements under federal and state securities laws.

Procedures for Tendering Old Notes   ......   Each holder of Old Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of
                                              Transmittal, or such facsimile, together with such Old Notes and any other required documentation to The Bank of New York, as
                                              Exchange Agent (the "Exchange Agent"), at the address set forth herein and therein, or effect a tender of Old Notes pursuant to the procedure for book-entry transfer as provided for herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the New Notes
                                              acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such
                                              New Notes, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes and, except as otherwise disclosed in writing to the Company, that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the
                                              Securities Act, of the Company.

Special Procedures for Beneficial Owners .    Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Old Notes in the
                                              Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering his Old
                                              Notes, either make appropriate arrangements to register
                                              ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

Guaranteed Delivery Procedures   ......   Holders of Old Notes who wish to tender their Old Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange
                                          Agent prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth in
                                          "The Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal Rights    ..................   Tenders of Old Notes may be withdrawn at any time prior to 5:00
                                          p.m., New York City time, on the Expiration Date.

Acceptance of Old Notes and Delivery of
 New Notes  ...........................   Subject to certain conditions (as summarized above in
                                          "Termination" and described more fully in "The Exchange
                                          Offer--Termination"), the Company will accept for exchange any and all Old Notes that are validly tendered in the Exchange
                                          Offer prior to 5:00 p.m., New York City time, on the Expiration
                                          Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The
                                          Exchange Offer--General."

Certain Federal Income Tax
 Considerations   .....................   The exchange pursuant to the Exchange Offer will generally not be a taxable event for federal income tax purposes. For a
                                          discussion of certain federal income tax considerations relating to the exchange of the Old Notes for the New Notes, see "Certain
                                          Federal Income Tax Considerations."

Exchange Agent    .....................   The Trustee is also the Exchange Agent. The mailing address of the Exchange Agent and address for deliveries by registered or certified mail is: The Bank of New York, 101 Barclay Street--
                                          7E, New York, New York 10286, Attention: Natalie Simon,
                                          Reorganization Section. Hand deliveries or overnight deliveries should be directed to The Bank of New York, 101 Barclay Street,
                                          Corporate Trust Services Window, Ground Level, New York,
                                          New York 10286, Attention: Natalie Simon, Reorganization
                                          Section. For information with respect to the Exchange Offer, the telephone number for the Exchange Agent is (212) 815-5788.

Use of Proceeds   .....................   There will be no cash proceeds payable to the Company from the issuance of the New Notes pursuant to the Exchange Offer.
                                          The net proceeds received by the Company from the sale of the
                                          Old Notes were used to repay indebtedness under the Credit
                                          Agreement and to fund the cash portion of the purchase price of the HIMSCORP Acquisition. The remaining balance of
                                          approximately $22 million, together with future borrowings under the Credit Agreement will be used to fund the cash portion of the purchase price of the Arcus Acquisition and to repay assumed indebtedness related thereto. Any proceeds not so used will be used for general corporate purposes. See "Use of
                                          Proceeds."

                     Summary of the Terms of the New Notes


     The Exchange Offer applies to an aggregate principal amount of $250,000,000 of the Old Notes. The form and terms of the New Notes will be the same as the form and terms of the Old Notes except that the New Notes will not bear legends restricting the transfer thereof. The New Notes will be obligations of the Company entitled to the benefits of the Indenture. See "Description of the New Notes."


Issuer   ..................   Iron Mountain Incorporated.

Securities Offered   ......   $250,000,000 principal amount of 8-3/4% Senior Subordinated
                              Notes due 2009.

Maturity Date  ............   September 30, 2009.

Interest    ...............   The New Notes will bear interest at the rate of 8-3/4% per annum, payable semi-annually in arrears on March 31 and September 30 of each year, commencing March 31, 1998.

Guarantees  ...............   The New Notes will be fully and unconditionally guaranteed on an unsecured senior subordinated and joint and several basis (the
                              "Subsidiary Guarantees") by substantially all of the Company's present and future Restricted Subsidiaries (as defined in
                              "Description of the New Notes--Certain Definitions") (the
                              "Guarantors").  Each of the Guarantors has also guaranteed unconditionally the indebtedness outstanding under the Credit
                              Agreement and the Company's 10-1/8% Senior Subordinated Notes
                              due 2006 issued in October 1996 (the "1996 Notes"). See
                              "Description of the New Notes--Subsidiary Guarantees" and
                              "Description of Certain Existing Indebtedness."

Subordination  ............   The New Notes will be general unsecured senior subordinated obligations of the Company ranking junior to all existing and future
                              Senior Debt (as defined below under "Description of the New
                              Notes--Certain Definitions") of the Company, including any indebtedness that may be incurred under the Credit Agreement, and ranking pari passu with the 1996 Notes. The Subsidiary Guarantees will rank junior to all existing and future Senior Debt of the
                              Guarantors. As of September 30, 1997, after giving effect to the acquisitions consummated after September 30, 1997, the Arcus
                              Acquisition, and the offering of the Old Notes and the use of the net proceeds thereof, the aggregate outstanding principal amount of
                              Senior Debt of the Company and the Guarantors was $78.9 million.
                              See "Description of the New Notes--Subordination."

Optional Redemption    ......   Prior to September 30, 2002, the New Notes will be redeemable, at the option of the Company, in whole or in part, at the Make-Whole
                                Price (as defined below under "Description of the New Notes--
                                Certain Definitions"), plus accrued and unpaid interest and
                                Liquidated Damages (as defined below under "The Exchange
                                Offer--Terms of the Exchange Offer"), if any, to but excluding the redemption date. On and after September 30, 2002, the New Notes will be redeemable, at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest to but excluding the redemption date. In addition, during the first 36 months after the date of issuance of the New Notes, the
                                Company, at its option, may redeem up to 35% of the initial principal amount of the New Notes with the net proceeds of one or more
                                Qualified Equity Offerings (as defined below under "Description of the New Notes--Certain Definitions") at a redemption price equal to 108.75%, plus accrued and unpaid interest to but excluding the redemption date; provided that at least 65% of the initial principal amount of the New Notes remains outstanding after each such redemption. See "Description of the New Notes--Optional
                                Redemption."

Mandatory Redemption   ......   Except with respect to required repurchases upon the occurrence of a Change of Control (as defined below under "Description of the New Notes--Repurchase at the Option of Holders--Change
                                of Control") or in the event of certain Asset Sales (as defined below under "Description of the New Notes--Repurchase at the
                                Option of Holders--Asset Sales"), the Company is not required to make sinking fund or redemption payments with respect to the
                                New Notes at any time prior to maturity. See "Description of the
                                New Notes--Mandatory Redemption."

Change of Control   .........   Upon the occurrence of a Change of Control, each holder of New
                                Notes may require the Company to repurchase such New Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to but excluding the repurchase date. See "Description of the New Notes--Repurchase at the Option of Holders--Change
                                of Control."

Certain Covenants   .........   The Indenture contains covenants restricting or limiting the ability of the Company and its Restricted Subsidiaries to, among other things: (i) incur additional indebtedness, including indebtedness ranking senior to the New Notes and junior to any
                                Senior Debt; (ii) pay dividends or make other restricted payments;
                                (iii) make asset dispositions; (iv) permit liens; (v) enter into sale and leaseback transactions; (vi) enter into certain mergers; (vii)
                                make certain investments; and (viii) enter into transactions with related persons. See "Description of the New Notes--Certain
                                Covenants."

Registration Requirements and
 Liquidated Damages    ......   Pursuant to the Registration Rights Agreement, the Company and
                                the Guarantors have agreed to use their best efforts to cause the
                                Registration Statement to be declared effective by no later than
                                February 21, 1998 and to cause the Exchange Offer to be
                                consummated within 45 days of the effective date of the
                                Registration Statement. In certain circumstances, the Company and the Guarantors have agreed to file a shelf registration statement (the "Shelf Registration Statement") for resales of the
                                Old Notes by the holders thereof. If the Company and the
                                Guarantors do not comply with their obligations under the
                                Registration Rights Agreement, the Company will be required to pay Liquidated Damages to the holders of the Old Notes. See
                                "The Exchange Offer--Terms of the Exchange Offer."

                                 Risk Factors

     For a discussion of certain material factors that should be considered in connection with an investment in the New Notes offered hereby, see "Risk Factors" beginning on page 11.

      Summary Historical and Pro Forma Information (Dollars in thousands)

     The following summary historical consolidated statements of operations and balance sheet data of the Company as of and for each of the years ended December 31, 1992, 1993, 1994, 1995 and 1996 have been derived from the Company's audited consolidated financial statements. The summary historical consolidated statements of operations and balance sheet data of the Company for the nine months ended September 30, 1996 and 1997 have been derived from the Company's unaudited condensed consolidated financial statements. The Company's unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring accruals, that the Company considers necessary for a fair presentation of the financial position and the results of operations for those periods. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results for the entire year ending December 31, 1997. The summary historical and pro forma financial data set forth below should be read in conjunction with "Pro Forma Condensed Consolidated Financial Information" and the Notes thereto and "Selected Consolidated Financial and Operating Information" and the Notes thereto, included elsewhere in this Prospectus and with the Company's Consolidated Financial Statements and the Notes thereto incorporated by reference herein. See "Incorporation of Certain Documents by Reference."



                                                            Year Ended December 31,
                                 ------------------------------------------------------------------------------
                                                                                                    Pro
                                                            Historical                             Forma
                                 ---------------------------------------------------------------- -------------
                                  1992         1993         1994         1995         1996         1996(1)
                                 ------------ ------------ ------------ ------------ ------------ -------------
Consolidated Statements of
 Operations Data:
Revenues:
  Storage  .....................  $ 44,077     $ 48,892     $ 54,098    $  64,165    $  85,826     $ 186,440
  Service and Storage
   Material Sales   ............    26,596       32,781       33,520       40,271       52,892       108,503
                                  --------     --------     --------    ----------   ----------    ---------
    Total Revenues  ............    70,673       81,673       87,618      104,436      138,718       294,943
Operating Expenses:
  Cost of Sales (Excluding
   Depreciation)    ............    35,169       43,054       45,880       52,277       70,747       142,760
  Selling, General and
   Administrative   ............    17,630       19,971       20,853       26,035       34,342        85,212
  Depreciation and
   Amortization  ...............     5,780        6,789        8,690       12,341       16,936        38,468
                                  --------     --------     --------    ----------   ----------    ---------
    Total Operating
     Expenses    ...............    58,579       69,814       75,423       90,653      122,025       266,440
                                  --------     --------     --------    ----------   ----------    ---------
Operating Income    ............  $ 12,094     $ 11,859     $ 12,195    $  13,783    $  16,693     $  28,503
                                  ========     ========     ========    ==========   ==========    =========
Other Data:
EBITDA(3)  .....................  $ 17,874     $ 18,648     $ 20,885    $  26,124    $  33,629     $  66,971
EBITDA as a Percentage of
 Total Revenues  ...............      25.3%        22.8%        23.8%        25.0%        24.2%         22.7%
Capital Expenditures:
  Growth (4)(5)  ...............  $ 11,226     $ 13,605     $ 15,829    $  14,395    $  23,334
  Maintenance    ...............       818        1,846        1,151          858        1,112
                                  --------     --------     --------    ----------   ----------
Total Capital Expenditures (5)    $ 12,044     $ 15,451     $ 16,980    $  15,253    $  24,446
                                  ========     ========     ========    ==========   ==========



                                           Nine Months Ended September 30,
                                 ---------------------------------------------------
                                                                            Pro
                                                                           Forma
                                                             Pro             As
                                        Historical          Forma         Adjusted
                                 ------------------------- ------------- -----------
                                  1996         1997         1997(1)      1997(1)(2)
                                 ------------ ------------ ------------- -----------
Consolidated Statements of
 Operations Data:
Revenues:
  Storage  .....................  $ 61,419    $  86,199     $ 159,775    $159,775
  Service and Storage
   Material Sales   ............    38,550       57,195       105,560     105,560
                                  --------    ----------    ---------    ---------
    Total Revenues  ............    99,969      143,394       265,335     265,335
Operating Expenses:
  Cost of Sales (Excluding
   Depreciation)    ............    51,091       73,742       134,025     133,150
  Selling, General and
   Administrative   ............    24,762       35,682        72,391      66,758
  Depreciation and
   Amortization  ...............    11,896       18,495        31,783      31,783
                                  --------    ----------    ---------    ---------
    Total Operating
     Expenses    ...............    87,749      127,919       238,199     231,691
                                  --------    ----------    ---------    ---------
Operating Income    ............  $ 12,220    $  15,475     $  27,136    $ 33,644
                                  ========    ==========    =========    =========
Other Data:
EBITDA(3)  .....................  $ 24,116    $  33,970     $  58,919    $ 65,427
EBITDA as a Percentage of
 Total Revenues  ...............      24.1%        23.7%         22.2%       24.7%
Capital Expenditures:
  Growth (4)(5)  ...............  $ 16,610    $  20,074
  Maintenance    ...............       803          544
                                  --------    ----------
Total Capital Expenditures (5)    $ 17,413    $  20,618
                                  ========    ==========


                                                              As of or for
                                                            the Period Ended
                                                           September 30, 1997
                                                           -------------------
Adjusted EBITDA and Credit Ratios:
Adjusted EBITDA (6)   ....................................      $ 87,728
Cash Interest Expense (7)   ..............................        44,603
Ratio of Adjusted EBITDA to Cash Interest Expense   ......           2.0x
Ratio of Total Debt to Adjusted EBITDA (8)    ............           5.6x

(continued on next page)

                                     As of September 30,
                                            1997
                                   -----------------------
                                                  Pro
                                   Historical   Forma(9)
                                   ------------ ----------
Consolidated Balance Sheet Data:
Cash and Cash Equivalents   ......  $  2,242    $  2,242
Total Assets    ..................   451,099     801,468
Total Debt   .....................   274,368     494,476
Stockholders' Equity  ............   113,945     224,379

--------
(footnotes from the preceding page)
(1) Gives effect to the Recent Acquisitions and the Arcus Acquisition as if each had occurred as of January 1, 1996. Certain transactions have been excluded as the impact of such transactions is immaterial. See "Pro Forma Condensed Consolidated Financial Information." Depreciation and amortization are subject to revision based on appraisal of restricted stock issued in connection with certain Recent Acquisitions and to be issued in connection with the Arcus Acquisition.
(2) Gives effect to certain identified cost savings that the Company believes would have been realized had the Recent Acquisitions and the Arcus Acquisition occurred and been fully integrated as of January 1, 1996 relating to: (i) termination of specific employees and related net reductions in compensation expense; (ii) closure of identified redundant facilities and related net reductions in occupancy costs; and (iii) the elimination of related party and management fees in excess of amounts that would have been incurred by the Company. See "Pro Forma Condensed Consolidated Financial Information."
(3) Based on its experience in the records management industry, the Company believes that EBITDA is an important tool for measuring the performance of records management companies (including potential acquisition targets) in several areas, such as liquidity, operating performance and leverage. In addition, lenders use EBITDA as a criterion in evaluating records management companies, and substantially all of the Company's financing agreements contain covenants in which EBITDA is used as a measure of financial performance. However, EBITDA should not be considered an alternative to operating or net income (as determined in accordance with generally accepted accounting principles ("GAAP")) as an indicator of the Company's performance or to cash flow from operations (as determined in accordance with GAAP) as a measure of liquidity.
(4) Growth capital expenditures include investments in racking systems, new buildings and leasehold improvements, equipment for new facilities, management information systems and facilities restructuring.
(5) Includes $2,901 in 1994 related to the cost of constructing a records management facility which was sold in a sale and leaseback transaction in the fourth quarter of 1994.
(6) Represents Adjusted EBITDA, as calculated for purposes of the Indenture, based on: (i) the Company's EBITDA for the most recent quarter multiplied by four; (ii) the EBITDA of entities acquired or to be acquired by the Company for their most recent fiscal quarter (appropriately reduced to the extent that such entities' EBITDA are already included in the Company's EBITDA) multiplied by four; and (iii) projected quantifiable improvements in operating results (on an annualized basis) due to cost reductions calculated in good faith by the Company, without giving any effect to any operating losses of the business acquired or to be acquired. Such projected quantifiable savings may differ from the cost savings used to calculate the Pro Forma As Adjusted Condensed Consolidated Statement of Operations of the Company. Adjusted EBITDA is a calculation utilized for purposes of debt incurrence under the Indenture and should not be viewed as indicative of actual or future results. See "Description of the New Notes--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and "Description of the New Notes--Certain Definitions."
(7) Cash interest expense represents total interest expense less amortization of deferred financing costs and other non-cash interest charges for the twelve months ended September 30, 1997 on a pro forma basis giving effect to: (i) the Recent Acquisitions and the Arcus Acquisition; (ii) the Credit Agreement; (iii) the 1996 Notes; (iv) the Credit Agreement Amendment; and
    (v) the offering of the Old Notes as if each had occurred on October 1, 1996.
(8) Based on the pro forma total debt as of September 30, 1997.
(9) Gives effect to: (i) the acquisitions consummated after September 30, 1997;
    (ii) the Arcus Acquisition; and (iii) the offering of Old Notes, as if each had occurred as of September 30, 1997. Certain transactions have been excluded as the impact of such transactions is immaterial. See "Pro Forma Condensed Consolidated Financial Information." Total assets and shareholders' equity are subject to revision based on appraisal of restricted stock issued in connection with certain Recent Acquisitions and to be issued in connection with the Arcus Acquisition.

                                 RISK FACTORS

     Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, in connection with an investment in the New Notes offered hereby.


Financial Leverage; Debt Service Requirements

     The Company is highly leveraged due to the substantial indebtedness it has incurred primarily to finance acquisitions and expand its operations. As of September 30, 1997, after giving effect to the acquisitions consummated after September 30, 1997, the Arcus Acquisition and the offering of the Old Notes and the use of the net proceeds thereof, the Company had $494.5 million in total indebtedness and $224.4 million in stockholders' equity. The Company expects to continue to borrow under the Credit Agreement and possible future credit arrangements in order to finance possible future acquisitions and for general corporate purposes.

     The ability of the Company to repay the New Notes and its other indebtedness will depend upon future operating performance, which is subject to the success of the Company's business strategy, prevailing economic conditions, levels of interest rates and financial, business and other factors, many of which are beyond the Company's control. The debt service obligations of the Company could have important consequences, including the following: (i) the ability of the Company to obtain additional financing for future working capital needs or for possible future acquisitions or other purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing funds available for other purposes; (iii) the Company may be more vulnerable to adverse economic conditions than some of its competitors and thus may be limited in its ability to withstand competitive pressures; and (iv) the Company may be more highly leveraged than certain of its competitors, which may place it at a competitive disadvantage.

     A substantial portion of the Company's cash flow from operations is required for debt service. Management believes that cash flow from operations in conjunction with borrowings from existing and possible future credit facilities will be sufficient for the foreseeable future to meet debt service requirements and to make possible future acquisitions and capital expenditures. However, there can be no assurance in this regard, and the Company's leverage could make it vulnerable to a downturn in the operating performance of its subsidiaries, a downturn in economic conditions or, because borrowings under the Credit Agreement bear interest at rates which fluctuate, increases in interest rates on borrowings under the Credit Agreement. If such cash flow were not sufficient to meet such debt service requirements or payments of principal, the Company could be required to sell additional equity securities, refinance its obligations or dispose of assets in order to make such scheduled payments. There can be no assurance that the Company would be able to effect any of such transactions or do so on favorable terms.


Subordination; Guarantees

     The New Notes will be unsecured senior subordinated obligations of the Company and will be subordinated in right of payment to the prior payment in full of all existing and future Senior Debt of the Company. At September 30, 1997, the Company had $109.4 million of indebtedness outstanding that would have constituted Senior Debt. After giving effect to the acquisitions consummated after September 30, 1997, the Arcus Acquisition and the offering of the Old Notes and the use of the net proceeds thereof, as of September 30, 1997, the Company and the Guarantors had outstanding $78.9 million aggregate principal amount of Senior Debt and $165.0 million aggregate principal amount of debt ranking pari passu with the Notes. The Company intends to actively pursue additional acquisitions which would likely be financed in whole or in part through the incurrence of additional indebtedness. Such additional indebtedness may constitute Senior Debt. The Indenture allows the Company to incur Senior Debt from time to time under the Credit Agreement, subject to certain limitations. Upon any acceleration of the maturity of the New Notes or upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Debt will be first entitled to receive payment in full of all amounts due or to become due thereon before the holders of New Notes will be entitled to receive any payment in respect of the principal of or premium, if any, or interest on the New Notes. In addition, upon the occurrence of a payment default or certain other defaults in respect of outstanding Senior Debt, holders of New Notes may be prevented from receiving payments with respect to the New Notes for an extended period. See "Description of the New Notes--Subordination."

     The Company's subsidiaries have guaranteed its obligations under the Credit Agreement on a senior basis and its obligations under the 1996 Notes on a senior subordinated basis. Iron Mountain's obligations under the Credit Agreement are secured by a first priority security interest in the stock of its subsidiaries. If Iron Mountain becomes insolvent or is liquidated or if the indebtedness under the Credit Agreement is accelerated, the lenders under the Credit Agreement would be entitled to exercise the remedies available to a secured lender. Accordingly, such lenders will have a prior claim on the stock of Iron Mountain's subsidiaries. In such event, it is possible that there would be no assets remaining from which claims of the holders of New Notes could be satisfied or, if any assets remained, such assets might be insufficient to fully satisfy such claims. The Company may incur additional secured indebtedness in the future. See "Description of the New Notes--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and "--Liens."

     The Company is a holding company, substantially all of the assets of which are the stock of its subsidiaries. Substantially all of the operations of the Company are currently conducted by Iron Mountain's direct and indirect wholly owned subsidiaries, all of which will be Guarantors, subject to the terms of the Indenture. Management of the Company believes that separate financial statements of such subsidiaries are not meaningful or material to investors and therefore such statements have not been included in this Prospectus. The Company does not currently expect that it will be required to prepare separate financial statements for any of its subsidiaries in the foreseeable future and does not expect to do so.


Unenforceability and Release of Guarantees

     The Company's obligations under the New Notes will be guaranteed, jointly and severally, on a senior subordinated basis by the Guarantors. To the extent that a court were to find that (i) a Subsidiary Guarantee was incurred by a Guarantor with intent to hinder, delay or defraud any present or future creditor or the Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others, or (ii) such Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Subsidiary Guarantee and such Guarantor (a) was insolvent; (b) was rendered insolvent by reason of the issuance of such Subsidiary Guarantee; (c) was engaged or about to engage in a business or transaction for which the remaining assets of such Guarantor constituted unreasonably small capital to carry on its business; (d) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature; or (e) was a defendant in an action for money damages or had a judgment for money damages docketed against it (if, in either case, after final judgment, the judgment is unsatisfied), then in each such case, a court could avoid or subordinate such Subsidiary Guarantee in favor of the Guarantor's other creditors. The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction which is being applied. Generally, however, a company will be considered insolvent for purposes of the foregoing if, at the time it incurs any given obligation, the sum of the company's debts (including unliquidated or contingent debt) is greater than all the company's property at a fair valuation, or if the present fair salable value of the company's assets is less than the amount that will be required to pay its probable liability on its existing debts (including unliquidated or contingent debt) as they become absolute and matured.

     To the extent any Subsidiary Guarantee were to be avoided as a fraudulent conveyance or held unenforceable for any other reason, holders of New Notes would cease to have any claim in respect of such Guarantor and would be creditors solely of the Company and any Guarantor whose Subsidiary Guarantee was not avoided or held unenforceable. In such event, the claims of the holders of New Notes against the issuer of an invalid Subsidiary Guarantee would be subject to the prior payment of all liabilities of such Guarantor, including without limitation, to the extent valid and enforceable, such Guarantor's guarantee of indebtedness of the Company under the Credit Agreement and any other Senior Debt of the Company guaranteed by such Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of New Notes relating to any voided Subsidiary Guarantee. See "Description of the New Notes--Subordination."

     Based upon financial and other information currently available to it, the Company believes that the New Notes and the Subsidiary Guarantees are being incurred for proper purposes and in good faith, and that the Company and each Guarantor are solvent and will continue to be solvent after issuing the New Notes or the Subsidiary Guarantees, as the case may be, will have sufficient capital for carrying on their businesses after such issuance and will be able to pay their debts as they mature. There can be no assurance, however, that a court would reach the same conclusion.

     Any Guarantor may be released from its Subsidiary Guarantee at any time upon any sale, exchange or transfer in compliance with the provisions of the Indenture by the Company of the capital stock of such Guarantor or substantially all of the assets of such Guarantor and, in certain other circumstances, a Guarantor may be released from its Subsidiary Guarantee in connection with the Company's designation of such Guarantor as an Unrestricted Subsidiary (as defined below under "Description of the New Notes--Certain Definitions"). See "Description of the New Notes--Certain Covenants--Additional Subsidiary Guarantees."


Restrictions Imposed by Terms of Indebtedness

     The indenture under which the 1996 Notes are outstanding (the "1996 Indenture") and the Indenture (collectively, the "Indentures") contain covenants restricting or limiting the ability of the Company and its Restricted Subsidiaries to, among other things: (i) incur additional indebtedness, including indebtedness ranking senior to the New Notes and junior to any Senior Debt; (ii) pay dividends or make other restricted payments; (iii) make asset dispositions; (iv) permit liens; (v) enter into sale and leaseback transactions; (vi) enter into certain mergers; (vii) make certain investments; and (viii) enter into transactions with related persons. In addition, the Credit Agreement contains certain other and more restrictive covenants than those contained in the Indenture. See "Description of Certain Existing Indebtedness--Credit Agreement." This may adversely affect the Company's ability to pursue its acquisition strategy. The Credit Agreement also requires the Company to maintain specific financial ratios and to satisfy certain financial condition tests. The Company's ability to meet those financial ratios and financial condition tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. The breach of any of those covenants could result in a default under the Credit Agreement, the Indentures or all of them. In the event of a default under the Credit Agreement or the Indentures, the lenders could seek to declare all amounts outstanding under the Credit Agreement, together with accrued and unpaid interest, if any, to be immediately due and payable. If the Company were unable to repay those amounts, the lenders under the Credit Agreement could proceed against the collateral granted to them to secure that indebtedness. If the indebtedness under the Credit Agreement or the Indentures were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company. The New Notes are subordinated to all existing and future Senior Debt of the Company, including indebtedness under the Credit Agreement, and the Guarantees are subordinated to all existing and future Senior Debt of the Guarantors, including guarantees by the Guarantors of the indebtedness outstanding under the Credit Agreement.


Holding Company Structure; Dependence Upon Operations of Subsidiaries

     Substantially all of the tangible assets of the Company are held by, and substantially all of the Company's operating revenues are derived from operations of, the Company's subsidiaries. Therefore, the Company's ability to pay interest and principal when due to holders of New Notes will be dependent upon the receipt of sufficient funds from such subsidiaries. However, the Company's obligations under the New Notes will be guaranteed, jointly and severally, on a senior subordinated basis, by substantially all of the Company's present and future Restricted Subsidiaries.


Risk of Inability to Finance Change of Control Offer

     In the event of a Change of Control, the Company will be required to offer to purchase all New Notes then outstanding at a purchase price, in cash, equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of purchase. There can be no assurance that the Company would be able to obtain such funds through a refinancing of the New Notes to be purchased or otherwise, or that the purchase would be permitted under the Credit Agreement, or the terms of other financing instruments, as the case may be. Also, the requirement that the Company offer to purchase all New Notes then outstanding in the event of a Change of Control may have the effect of deterring a third party from effecting a transaction that would constitute a Change of Control. See "Description of the New Notes--Repurchase at the Option of Holders--Change of Control."


Risks Associated with Acquisition Strategy

     The Company has pursued and intends to continue to pursue acquisitions of records management businesses as a key component of its growth strategy. Since mid-1994, the Company has acquired or agreed to acquire 42 records management businesses for aggregate consideration of approximately $577 million, including approximately $173 million of Common Stock and options to purchase Common Stock (but not contingent payments of up to $5.9 million based upon the achievement of certain targets in 1997 and 1998). Certain risks are inherent in an acquisition strategy, such as increasing leverage and debt service requirements and combining disparate company cultures and facilities, which could adversely affect the Company's operating results. The success of any completed acquisition will depend in part on the Company's ability to integrate effectively the acquired records management business into the Company. The process of integrating such acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of management's attention and the Company's financial and other resources. No assurance can be given that the Arcus Acquisition will be completed, that additional suitable acquisition candidates will be identified, financed and purchased on acceptable terms, or that Recent Acquisitions or future acquisitions, if completed, will be successful.

     Under the terms of the Credit Agreement Amendment, acquisitions by the Company involving: (i) $350 million in the aggregate or $250 million in cash for the fourth quarter of 1997 (provided that $175 million of such aggregate amount and $125 million of such cash amount may be carried over to the first quarter of 1998 if the Arcus Acquisition occurs in such quarter); (ii) in excess of $65 million (other than the acquisitions of Arcus and HIMSCORP) for any one acquisition; and (iii) $150 million in the aggregate or $100 million in cash for 1998 or any subsequent year require the approval of lenders holding 51% or more of the commitments under the Credit Agreement. No assurance can be given that the lenders will consent to any acquisitions that the Company proposes to make in excess of such limits.

     The size, timing and integration of possible future acquisitions may cause substantial fluctuations in operating results from quarter to quarter. As a result, operating results for any quarter may not be indicative of the results that may be achieved for any subsequent fiscal quarter or for a full fiscal year.


Competition; Alternative Technology

     The Company has one or more competitors in all geographic areas where it operates. The Company believes that competition for customers is based on price, reputation for reliability, quality of service and scope and scale of technology, and believes that it generally competes effectively based on these factors. As a result of this competition, the records management industry has for the past several years experienced downward pricing pressures. While Iron Mountain believes that this pricing climate has stabilized, there can be no assurance that prices will not decline further, as competitors seek to gain or preserve market share. Should a further downward trend in pricing occur or continue for an extended period of time, it could have a material adverse effect on the Company's results of operations. The Company also competes for acquisition candidates. Some of the Company's competitors may possess greater financial and other resources than the Company. If any such competitor were to devote additional resources to the records management business and such acquisition candidates or to focus its strategy on the Company's markets, the Company's results of operations could be adversely affected. In addition, the Company faces competition from the internal document handling capability of its current and potential customers. There can be no assurance that these organizations will outsource more of their document management needs or that they will not bring in-house some or all of the functions they currently outsource.

     The substantial majority of the Company's revenues have been derived from the storage of paper documents and from related services. Such storage requires significant physical space. Alternative technologies for generating, capturing, managing, transmitting and storing information have been developed, many of which require significantly less space than paper. Such technologies include computer media, microforms, audio/video tape, film, CD-ROM and optical disk. None of these technologies has replaced paper as the principal means for storing information. However, there can be no assurance that one or more non-paper-based technologies (whether existing or developed in the future) may not in the future reduce or supplant the use of paper as a preferred medium, which could in turn adversely affect the Company's business.

Reliance on Executive Officers

     The Company's success is partially dependent upon the performance and continued availability of its current executive officers. The Company does not have employment contracts with any of its current executive officers. There can be no assurance that the Company will be able to retain its executive officers, the loss of any of whom could have a material adverse effect upon the Company.

Casualty

     The Company currently maintains and intends to continue to maintain, to the extent such insurance is available on commercially reasonable terms, comprehensive liability, fire, flood and earthquake (where appropriate) and extended coverage insurance with respect to the properties that it now owns or leases or that it may in the future own or lease, with customary limits and deductibles. Certain types of loss, however, may not be fully insurable on a cost-effective basis, such as losses from earthquakes, or may be altogether uninsurable, such as losses from riots. In addition, as of September 30, 1997, 28 of the Company's 156 records management facilities were located in California and the Company derived approximately 23% of its revenues for the nine months ended September 30, 1997 from its operations in California. After the Arcus Acquisition, as of September 30, 1997, 44 of the Company's 217 records management facilities would be located in California. The Company derived approximately 24% of its revenues for the nine months ended September 30, 1997 on a pro forma basis from these 44 facilities. The Company has in the past suffered damages and losses from an earthquake and a riot in California, which damages and losses were substantially covered by insurance. In March 1997, the Company experienced three fires, two of which authorities have determined were caused by arson and which resulted in extensive damage to two of its records management facilities in South Brunswick, New Jersey. The Company has filed several insurance claims related to the South Brunswick fires, including a significant claim under its business interruption insurance policy. In the future, should uninsured losses or damages occur, the Company could lose both its investment in and anticipated profits and cash flow from the affected property and may continue to be obligated on any leasehold obligations, mortgage indebtedness or other obligations related to such property. As a result, any such loss could materially adversely affect the Company.

Lack of Public Market

     There has previously been no public market for the Notes. The Company does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Although the Notes have been accepted for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market there can be no assurance that an active trading market will develop or be sustained in the New Notes. If a market were to develop, the New Notes could trade at prices that may be lower than the initial offering price thereof depending on many factors, including prevailing interest rates and the markets for similar securities, general economic conditions and the financial condition and performance of, and prospects for, the Company.

Consequences of Failure to Exchange

     Untendered Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain subject to the existing restrictions on transfer of such Old Notes. Additionally, holders of any Old Notes not tendered in the Exchange Offer will not have any rights under the Registration Rights Agreement to cause the Company to register the Old Notes, and the interest rate on the Old Notes will remain at its initial rate of 8-3/4% per annum.

Environmental Matters

     As of September 30, 1997, the Company owned or leased approximately 8.9 million square feet of record management facilities. Under various federal, state and local environmental laws, ordinances and regulations ("environmental laws"), an owner of real estate or a lessee conducting operations thereon may become liable for the costs of investigation, removal or remediation of soil and groundwater contaminated by certain hazardous substances or wastes or petroleum products. Certain such laws impose cleanup responsibility and liability without regard to whether the owner or operator of the real estate or operations thereon knew of or was responsible for the contamination, and whether or not operations at the property have been discontinued or title to the property has been transferred. In addition, the presence of such substances, or the failure to properly remediate such property, may adversely affect the current property owner's or operator's ability to sell or rent such property or to borrow using such property as collateral. The owner or operator of contaminated real estate also may be subject to common law claims by third parties based on damages and costs resulting from off-site migration of the contamination.

     Certain environmental laws govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs"). Such laws may impose liability for release of ACMs and may enable third parties to seek recovery from owners or operators of real estate for personal injury associated with exposure to such substances.

     Certain facilities operated by the Company contain or may contain ACMs. In addition, certain of the properties formerly or currently owned or operated by the Company were previously used for industrial or other purposes that involved the use or storage of hazardous substances or petroleum products or the generation and disposal of hazardous wastes, and in some instances, included the operation of underground storage tanks. In connection with its former and current ownership or operation of certain properties, the Company may be potentially liable for environmental costs such as those discussed above. The Company has from time to time conducted certain environmental investigations and remedial activities at certain of its former and current facilities, but an in-depth environmental review of all properties has not been conducted by or on behalf of the Company.

     The Company believes that it is in substantial compliance with all applicable material environmental laws. The Company has not received any written notice from any governmental authority or third party asserting, and is not otherwise aware of, any material environmental noncompliance, liability or claim relating to hazardous substances or wastes, petroleum products or material environmental laws applicable to Company operations in connection with any of its present or former properties. However, no assurance can be given that there are, or as a result of possible future acquisitions there will be, no environmental conditions for which the Company might be liable in the future or that future regulatory action, as well as compliance with future environmental laws, will not require the Company to incur costs for or at its properties that could have a material adverse effect on the Company's financial condition and results of operations.

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes in like principal amount, the terms of which are identical to the New Notes. The Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the indebtedness of the Company.

     The net proceeds to the Company from the sale of the Old Notes were approximately $242 million, after deducting the discounts to the initial purchasers and estimated offering expenses, and were used to repay indebtedness under the Credit Agreement in the amount of approximately $168 million and to fund the cash portion of the purchase price of the HIMSCORP Acquisition in the amount of approximately $52 million. The remaining net proceeds of approximately $22 million, together with future borrowings under the Credit Agreement, will be used to fund the cash portion of the purchase price of the Arcus Acquisition and to repay assumed indebtedness related thereto. Any proceeds not so used will be used for general corporate purposes. Prior to funding the Arcus Acquisition or their application for general corporate purposes, the net proceeds from the offering will be invested in short-term, dividend-paying or interest-bearing investment grade securities. Borrowings by the Company under the Credit Agreement during the most recent twelve months were used to finance acquisitions and for working capital. The Credit Agreement has a final maturity date of September 30, 2002. As of December 1, 1997, there was no indebtedness outstanding under the Credit Agreement.

                              THE EXCHANGE OFFER

General

     In connection with the sale of the Old Notes, the Company and the Guarantors entered into the Registration Rights Agreement, which requires the Company and the Guarantors to file with the Commission a registration statement under the Securities Act with respect to an issue of senior notes of the Company with terms identical to the Old Notes (except with respect to restrictions on transfer) and to use their best efforts to cause such registration statement to become effective under the Securities Act by no later than February 21, 1998 and, upon the effectiveness of such registration statement, to offer to the holders of the Old Notes the opportunity, for a period of 20 business days (or longer if required by applicable law) from the date the notice of the Exchange Offer is mailed to holders of the Old Notes, to exchange their Old Notes for a like principal amount of New Notes. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's and the Guarantors' obligations thereunder.

     Under existing interpretations of the staff of the Commission enunciated in no-action letters issued to third parties, the New Notes would, in general, be freely transferable after the Exchange Offer without further registration under the Securities Act by holders thereof (other than (i) a broker-dealer who acquires such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangements with any person to participate in the distribution of such New Notes. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

     In the event that (i) applicable interpretations of the staff of the Commission do not permit the Company and the Guarantors to effect such an Exchange Offer; (ii) for any other reason the Exchange Offer is not consummated within the earlier of 45 days of the effective date of the Registration Statement or 210 days after the issue date of the Old Notes (the "Issue Date"); or (iii) upon the request of an initial purchaser under certain circumstances, the Company and the Guarantors will, at their own expense, (a) as promptly as practicable, file a Shelf Registration Statement, (b) use their best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing of such Shelf Registration Statement but in no event later than 60 days after the occurrence of one of the events described in clauses (i), (ii) or (iii) above and (c) use their best efforts to keep effective such Shelf Registration Statement until the earlier of (i) all of the Old Notes have been sold thereunder or (ii) the date on which all persons that are not affiliates may resell the Old Notes pursuant to Rule 144(k) under the Securities Act, or the date on which the Old Notes otherwise cease to be Transfer Restricted Securities (as defined in the Registration Rights Agreement).

Terms of the Exchange Offer

     Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to make certain representations, including that (i) it is neither an affiliate of the Company nor a broker-dealer tendering Old Notes acquired directly from the Company for its own account,
(ii) any New Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes. In addition, in connection with any resales of New Notes, any broker-dealer (a "Participating Broker-Dealer") who acquired Old Notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. The Commission has taken the position, in no-action letters issued to third parties, that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Notes (other than a resale of an unsold allotment from the original sales of Old Notes) with the prospectus contained in the Registration Statement. Under the Registration Rights Agreement, the Company and the Guarantors are required to allow Participating Broker-Dealers (and other persons, if any, subject to similar prospectus delivery requirements) to use the prospectus contained in the Registration Statement in connection with the resale of such New Notes, provided, however, they shall not be required to amend or supplement such prospectus for a period exceeding 180 days after the consummation of the Exchange Offer.

     If (a) the Registration Statement is not declared effective by the Commission on or before the 120th day after the Issue Date, (b) the Company and the Guarantors fail to consummate the Exchange Offer on or before the 45th day after the effective date of the Registration Statement or (c) either the Registration Statement or the Shelf Registration Statement is declared effective but thereafter ceases to be effective in connection with resales of Notes during the period specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (c) above a "Registration Default"), then the Company will pay to each holder of the Notes, accruing from the date of the first such Registration Default (or if such Registration Default has been cured, from the date of the next Registration Default), liquidated damages ("Liquidated Damages") in an amount equal to 0.25% per annum of the principal amount of the Notes held by such holder during the first 90-day period after such Registration Default. The amount of the Liquidated Damages will increase, up to a maximum rate of 2.0% per annum, by an additional 0.25% per annum with respect to each subsequent 90-day period. Liquidated Damages accrued as of any interest payment date will be payable on such date. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     If the Exchange Offer is consummated in accordance with the provisions of the Registration Rights Agreement described above, the Company will not be required to file a Shelf Registration Statement to register any outstanding Old Notes, and the interest rate on such Old Notes will remain at its initial level of 8-3/4% per annum. The Exchange Offer shall be deemed to have been consummated upon the Company's having exchanged, pursuant to the Exchange Offer, New Notes for all Old Notes that have been properly tendered and not withdrawn by the Expiration Date. In such event, holders of Old Notes not participating in the Exchange Offer who are seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act.

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Notes validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 in principal amount of New Notes (and integral multiples in excess thereof) in exchange for an equal principal amount of outstanding Old Notes tendered and accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in any denomination of $1,000 or in integral multiples in excess thereof.


     Based on no-action letters issued by the staff of the Commission to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. Any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

     The form and terms of the New Notes will be the same as the form and terms of the Old Notes except that the New Notes will not bear legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes. The New Notes will be issued under and entitled to the benefits of the Indenture.

     As of the date of this Prospectus, $250,000,000 million aggregate principal amount of the Old Notes are outstanding and CEDE & Co., the nominee of DTC, is the only registered holder thereof. In connection with the issuance of the Old Notes, the Company arranged for the Old Notes to be eligible for trading in the PORTAL Market, the National Association of Securities Dealers' screen based, automated market trading of securities eligible for resale under Rule 144A, and to be issued and transferable in book-entry form through the facilities of DTC. The New Notes will also be issuable and transferable in book-entry form through DTC.

     This Prospectus, together with the accompanying Letter of Transmittal, is being sent to all registered holders as of December 11, 1997 (the "Record Date").

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. See "Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of receiving New Notes from the Company and delivering New Notes to such holders.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "Fees and Expenses."

     Holders of Old Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder. Old Notes that are not tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest, but will not be entitled to any rights or benefits under the Registration Rights Agreement.

Expiration Date; Extensions; Amendments

     The term "Expiration Date" shall mean 5:00 p.m. New York City time, on January 13, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

     In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

     The Company reserves the right (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "Termination" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment.

     Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

Interest on the New Notes

     The New Notes will bear interest from the last Interest Payment Date on which interest was paid on the Old Notes, or if interest has not yet been paid on the Old Notes, from October 24, 1997. Such interest will be paid with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

     The New Notes will bear interest at a rate of 8-3/4% per annum. Interest on the New Notes will be payable semi-annually, in arrears on each Interest
Payment Date following the consummation of the Exchange Offer. Untendered Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will bear interest at a rate of 8-3/4% per annum after the Expiration Date.

Procedures for Tendering

     To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless the book-entry transfer procedures described below are used) and any other required documents, to the Exchange Agent for receipt prior to 5:00 p.m., New York City time, on the Expiration Date.

     Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth in this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

     The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Old Notes should be sent to the Company.

     Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder or any person whose Old Notes are held of record by DTC who desires to deliver such Old Notes by book-entry transfer at DTC.

     Any beneficial holder whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") that is a participant in a recognized medallion signature guarantee program unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, submit evidence satisfactory to the Company of their authority to so act with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Old Notes unless otherwise provided in the Letter of Transmittal as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion to (a) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "Termination," to terminate the Exchange Offer and (b) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

Guaranteed Delivery Procedures

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or if such holder cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

     (a) the tender is made through an Eligible Institution;

     (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Notes (unless the book-entry transfer procedures are to be used) to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

     (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),
(ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes that have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

Termination

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange New Notes for any Old Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes if: (i) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer, which, in the Company's judgment, might materially impair the Company's ability to proceed with the Exchange Offer or (ii) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission in a manner, which, in the Company's judgment, might materially impair the Company's ability to proceed with the Exchange Offer.

     If the Company determines that it may terminate the Exchange Offer, as set forth above, the Company may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes, or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Old Notes, if the Exchange Offer would otherwise expire during such period.

Exchange Agent

     The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                        By Registered or Certified Mail:

                              The Bank of New York
                             101 Barclay Street-7E
                            New York, New York 10286
                            Attention: Natalie Simon
                             Reorganization Section

                         By Hand or Overnight Delivery:

                              The Bank of New York
                               101 Barclay Street
                        Corporate Trust Services Window
                                  Ground Level
                           New York, New York 10286
                            Attention: Natalie Simon
                            Reorganization Section

                    By Facsimile for Eligible Institutions:
                                (212) 815-6339.

Fees and Expenses

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph or by telephone.

     The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by the Company.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

     The New Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the New Notes under generally accepted accounting principles.

            PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited Pro Forma Condensed Consolidated Balance Sheet has been prepared based upon the unaudited historical condensed consolidated balance sheet of Iron Mountain as of September 30, 1997 and the balance sheets as of September 30, 1997 of the acquisitions consummated after September 30, 1997 and the Arcus Acquisition, and gives effect to: (i) the acquisitions consummated after September 30, 1997; (ii) the Arcus Acquisition; and (iii) the offering of the Old Notes, as if each had occurred as of September 30, 1997. The following unaudited Pro Forma Condensed Consolidated Statements of Operations for the nine months ended September 30, 1997 and for the year ended December 31, 1996 give effect to each of the above transactions and to: (iv) the Credit Agreement Amendment; (v) the Recent Acquisitions consummated prior to September 30, 1997; (vi) the Company's initial public offering of Common Stock, consummated on February 6, 1996 (the "Initial Public Offering"), and the application of the net proceeds therefrom; (vii) the Credit Agreement; and
(viii) the 1996 Notes, as if each had occurred as of January 1, 1996. The transactions described in clauses (i) through (viii) above are collectively referred to herein as the "Transactions." Pro forma adjustments are described in the accompanying notes.

     The Pro Forma As Adjusted results of operations for the nine months ended September 30, 1997 give effect to the Transactions and to integration adjustments related to certain identified cost savings that management believes would have been realized had the acquisitions completed in 1997 and the Arcus Acquisition been fully integrated as of January 1, 1996.

     The pro forma statements of operations do not include results of operations prior to the date of acquisition, or pro forma adjustments, for seven of the Company's acquisitions because the impact of the Excluded Acquisitions (as defined below) is, in the aggregate, immaterial to such statements. The pro forma statements of operations also do not include results of operations prior to the date of acquisition, or pro forma adjustments, for acquisitions completed by Arcus and HIMSCORP in 1996 and 1997, which represented aggregate revenues of $31.4 million for the year ended December 31, 1996 and $6.6 million for the nine months ended September 30, 1997. In addition, the pro forma statements of operations do not reflect one disposition by Arcus in June 1997, which is immaterial to such statements. See "Notes to Unaudited Condensed Pro Forma Financial Statements--Overview."

     The following unaudited Pro Forma Condensed Consolidated Statements of Operations are not necessarily indicative of the actual results of operations that would have been reported if the events described above had occurred as of January 1, 1996, nor do they purport to indicate the results of the Company's future operations. Furthermore, the pro forma results do not give effect to all cost savings or incremental costs that may occur as a result of the integration and consolidation of the Recent Acquisitions. In the opinion of management, all adjustments necessary to present fairly such pro forma financial statements have been made.

                 IRON MOUNTAIN INCORPORATED UNAUDITED PRO FORMA
                      CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1997

                                 (In thousands)
                                  (Unaudited)



                                                  Historical       Recent and                               Pro Forma
                                                     Iron            Pending           Pro Forma              Iron
                                                   Mountain      Acquisitions(1)      Adjustments            Mountain
                                                  ------------   -----------------   --------------------   ----------
Assets
Current Assets   ..............................     $ 50,836         $ 29,374         $  (1,742)(A)         $ 78,468
Property, Plant and Equipment, net    .........      150,621           25,868            12,632 (A)          189,121
Goodwill, net    ..............................      226,779           84,803           186,712 (A)          498,294
Other Long-term Assets    .....................       22,863            5,122             7,600 (A)           35,585
                                                    --------         --------         ---------             --------
  Total Assets   ..............................     $451,099         $145,167         $ 205,202             $801,468
                                                    ========         ========         =========             ========
Liabilities and Stockholders' Equity
Current Liabilities    ........................     $ 44,175         $ 25,629         $  (7,624)(B)         $ 62,180
Long-term Debt, net of Current Portion   ......      273,965           70,671           149,437 (B)          494,073
Deferred Rent    ..............................        8,209              107              (107)(B)            8,209
Deferred Income Taxes  ........................        4,237            1,202              (676)(B)            4,763
Other Long-term Liabilities  ..................        6,568              296             1,000 (B)            7,864
Stockholders' Equity   ........................      113,945           47,262            63,172 (B)          224,379
                                                    --------         --------         ---------             --------
  Total Liabilities and Stockholders' Equity        $451,099         $145,167         $ 205,202             $801,468
                                                    ========         ========         =========             ========

--------
(1) See Schedule A for detail of the Recent Acquisitions and the Arcus Acquisition.



              The accompanying Notes are an integral part of these
                         pro forma financial statements.

                 IRON MOUNTAIN INCORPORATED UNAUDITED PRO FORMA
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE-MONTHS ENDED SEPTEMBER 30, 1997

                      (In thousands, except per share data)
                                   (Unaudited)


                                                                                                                    Pro Forma
                                    Historical     Recent and                       Pro Forma                      As Adjusted
                                       Iron         Pending        Pro Forma           Iron        Integration        Iron
                                     Mountain    Acquisitions(1)  Adjustments       Mountain(2)   Adjustments(3)   Mountain(2)(3)
                                    ----------   ---------------  -----------       -----------   --------------   --------------
Revenues:
   Storage    .....................  $ 86,199        $  73,576     $      --         $159,775        $     --        $159,775
   Service and Storage Material
    Sales  ........................    57,195           48,365            --          105,560              --         105,560
                                     --------        ---------     ---------         --------        --------        --------
     Total Revenues    ............   143,394          121,941            --          265,335              --         265,335
Operating Expenses:
   Cost of Sales (Excluding
    Depreciation)   ...............    73,742           60,782          (499)(C)      134,025            (875)(I)     133,150
   Selling, General and
    Administrative  ...............    35,682           37,309          (600)(D)       72,391          (5,633)(J)      66,758
   Depreciation and
    Amortization    ...............    18,495            7,994         5,294 (E)       31,783              --          31,783
                                     --------        ---------     ---------         --------        --------        --------
     Total Operating
      Expenses   ..................   127,919          106,085         4,195          238,199          (6,508)        231,691
                                     --------        ---------     ---------         --------        --------        --------
Operating Income    ...............    15,475           15,856        (4,195)          27,136           6,508          33,644
Interest Expense, Net  ............    17,631            4,990        12,116 (F)       34,737              --          34,737
                                     --------        ---------     ---------         --------        --------        --------
Income (Loss) Before Provision
 (Credit) for Income Taxes   ......    (2,156)          10,866       (16,311)          (7,601)          6,508          (1,093)
Provision (Credit) for Income
 Taxes  ...........................      (346)           2,887        (2,417)(G)          124           1,892(K)        2,016
                                     --------        ---------     ---------         --------        --------        --------
Net Income (Loss)   ...............  $ (1,810)       $   7,979     $ (13,894)        $ (7,725)       $  4,616        $ (3,109)
                                     ========        =========     =========         ========        ========        ========
Net Loss per Common and
 Common Equivalent Share  .........  $  (0.17)                                       $  (0.52)                       $  (0.21)
                                     ========                                        ========                        ========
Weighted Average Common and
 Common Equivalent Shares
 Outstanding  .....................    10,906                          3,861 (H)       14,767                          14,767
                                     ========                      =========         ========                        ========
EBITDA  ...........................  $ 33,970        $  23,850     $   1,099         $ 58,919        $  6,508        $ 65,427

--------
(1) See Schedule B for detail of the Recent Acquisitions and the Arcus Acquisition.
(2) Does not include results of operations prior to the date of acquisition, or pro forma adjustments, for acquisitions completed by Arcus and HIMSCORP during 1997. Giving effect to such acquisitions, revenues would increase $6.6 million to $271.9 million.
(3) Gives effect to certain identified cost savings that the Company believes would have been realized had the Recent Acquisitions and the Arcus Acquisition occurred and been fully integrated as of January 1, 1996 relating primarily to: (i) termination of specific employees and related net reductions in compensation expense; (ii) closure of identified redundant facilities and related net reductions in occupancy costs; and
    (iii) the elimination of related party and management fees in excess of amounts that would have been incurred by the Company.





              The accompanying Notes are an integral part of these
                         pro forma financial statements.

                 IRON MOUNTAIN INCORPORATED UNAUDITED PRO FORMA
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                      (In thousands, except per share data)
                                   (Unaudited)


                                                     Historical       Recent and                          Pro Forma
                                                        Iron            Pending          Pro Forma          Iron
                                                      Mountain      Acquisitions(1)      Adjustments     Mountain(2)
                                                     ----------     ---------------      -----------     ----------
Revenues:
   Storage    ....................................   $ 85,826           $100,614         $     --         $ 186,440
   Service and Storage Material Sales    .........     52,892             55,611               --           108,503
                                                     ---------          ---------        --------         ---------
     Total Revenues    ...........................    138,718            156,225               --           294,943
Operating Expenses:
   Cost of Sales (Excluding Depreciation)   ......     70,747             72,972             (959)(C)       142,760
   Selling, General and Administrative   .........     34,342             51,370             (500)(D)        85,212
   Depreciation and Amortization   ...............     16,936             10,898           10,634 (E)        38,468
                                                     ---------          ---------        --------         ---------
     Total Operating Expenses   ..................    122,025            135,240            9,175           266,440
                                                     ---------          ---------        --------         ---------
Operating Income    ..............................     16,693             20,985           (9,175)           28,503
Interest Expense, net  ...........................     14,901              6,038           25,343 (F)        46,282
                                                     ---------          ---------        --------         ---------
Income (Loss) Before Provision (Credit) for
 Income Taxes    .................................      1,792             14,947          (34,518)          (17,779)
Provision (Credit) for Income Taxes   ............      1,435              3,652           (7,814)(G)        (2,727)
                                                     ---------          ---------        --------         ---------
Income (Loss) Before Extraordinary Charge   ......   $    357           $ 11,295         $(26,704)        $ (15,052)
                                                     =========          =========        ========         =========
Income (Loss) Before Extraordinary Charge
 per Common and Common Equivalent
 Share  ..........................................   $   0.01(3)                                          $   (1.02)
                                                     =========                                            =========
Weighted Average Common and Common
 Equivalent Shares Outstanding  ..................     10,137                               4,608 (H)        14,745
                                                     =========                           ========         =========
EBITDA  ..........................................   $ 33,629           $ 31,883         $  1,459         $  66,971

--------
(1) See Schedule C for detail of the Recent Acquisitions and the Arcus Acquisition.
(2) Does not include results of operations prior to the date of acquisition, or pro forma adjustments, for acquisitions completed by Arcus and HIMSCORP in 1996 and 1997. Giving effect to such acquisitions, revenues would increase $31.4 million to $326.3 million.
(3) After accretion of $0.03 per Common and Common Equivalent Share related to a warrant.



              The accompanying Notes are an integral part of these
                        pro forma financial statements.

                                                                     Schedule A


                           IRON MOUNTAIN INCORPORATED
                  SCHEDULE OF RECENT AND PENDING ACQUISITIONS
                            AS OF SEPTEMBER 30, 1997

                                 (In thousands)
                                  (Unaudited)


                                                                                            Pending
                                                     Recent Acquisitions                  Acquisition       Total
                                       ------------------------------------------------   -----------     Recent and
                                                                                                           Pending
                                       FileSafe     Allegiance     HIMSCORP     Other      Arcus (1)     Acquisitions
                                       --------     ----------     --------     -----      ---------     ------------
Assets
Current Assets    ..................     $2,939        $1,621        $ 5,267      $290      $19,257        $ 29,374
Property, Plant and Equipment, net        5,434           425          3,977       300       15,732          25,868
Goodwill, net  .....................         --            --         27,352        --       57,451          84,803
Other Long-term Assets  ............         75            60          4,463        --          524           5,122
                                         ------        ------        -------      ----      -------        --------
  Total Assets    ..................     $8,448        $2,106        $41,059      $590      $92,964        $145,167
                                         ======        ======        =======      ====      =======        ========
Liabilities and Stockholders'
 Equity
Current Liabilities  ...............     $1,504        $  399        $ 5,812      $ 46      $17,868        $ 25,629
Long-term Debt, net of Current
 Portion    ........................      3,100            --         27,410        --       40,161          70,671
Deferred Rent  .....................         --           107             --        --           --             107
Deferred Income Taxes   ............         --             3            523        --          676           1,202
Other Long-term Liabilities   ......         --            --             --        --          296             296
Stockholders' Equity    ............      3,844         1,597          7,314       544       33,963          47,262
                                         ------        ------        -------      ----      -------        --------
  Total Liabilities and
   Stockholders' Equity    .........     $8,448        $2,106        $41,059      $590      $92,964        $145,167
                                         ======        ======        =======      ====      =======        ========

--------
(1) Represents the historical balance sheet of Arcus as of September 30, 1997. See "Overview--Arcus Acquisition" in Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements. See Schedule D for a reconciliation of AGI to Arcus.





              The accompanying Notes are an integral part of these
                        pro forma financial statements.

                                                                     Schedule B

                           IRON MOUNTAIN INCORPORATED
                   SCHEDULE OF RECENT AND PENDING ACQUISITIONS
                  FOR THE NINE-MONTHS ENDED SEPTEMBER 30, 1997

                                 (In thousands)
                                   (Unaudited)



                                                                                                      Pending
                                                      Recent Acquisitions (1)                       Acquisition     Total
                                 -----------------------------------------------------------------  -----------  Recent and
                                                                                                                   Pending
                                 Safesite    DSI     FileSafe   Allegiance   HIMSCORP (3)   Other    Arcus (2)   Acquisitions
                                 --------  ------    --------   ----------   ------------  -------   ----------  ------------
Revenues:
  Storage    ..................   $ 4,198  $2,862     $5,254     $1,625        $16,913      $4,550    $38,174      $ 73,576
  Service and Storage
   Material Sales  ............     6,034     595      3,419      1,132          3,559       2,831     30,795        48,365
                                  -------  ------     ------     ------        -------      ------    -------      --------
    Total Revenues    .........    10,232   3,457      8,673      2,757         20,472       7,381     68,969       121,941
Operating Expenses:
  Cost of Sales (Excluding
   Depreciation)   ............     5,111      --      3,019      1,378         10,424       3,124     37,726        60,782
  Selling, General and
   Administrative  ............     4,460   2,840      1,497        580          5,074       2,579     20,279        37,309
  Depreciation and
   Amortization    ............       397     368        289        149          1,798         454      4,539         7,994
                                  -------  ------     ------     ------        -------      ------    -------      --------
    Total Operating
     Expenses   ...............     9,968   3,208      4,805      2,107         17,296       6,157     62,544       106,085
                                  -------  ------     ------     ------        -------      ------    -------      --------
Operating Income   ............       264     249      3,868        650          3,176       1,224      6,425        15,856
Interest (Income) Expense   ...        26     327        142        (31)         1,791         281      2,454         4,990
                                  -------  ------     ------     ------        -------      ------    -------      --------
Income (Loss) Before Provision
 for Income Taxes  ............       238     (78)     3,726        681          1,385         943      3,971        10,866
Provision for Income Taxes  ...        77      --         --         28            989           6      1,787         2,887
                                  -------  ------     ------     ------        -------      ------    -------      --------
Net Income (Loss)  ............   $   161  $  (78)    $3,726     $  653        $   396      $  937    $ 2,184      $  7,979
                                  =======  ======     ======     ======        =======      ======    =======      ========
EBITDA    .....................   $   661  $  617     $4,157     $  799        $ 4,974      $1,678    $10,964      $ 23,850

--------
(1) Represents historical results of operations for each Recent Acquisition for the period in 1997 prior to acquisition by the Company. See "Overview" in Notes to Condensed Consolidated Pro Forma Financial Statements.
(2) Does not include results of operations prior to the date of acquisition, or pro forma adjustments, for the acquisition completed by Arcus during 1997. Giving effect to such acquisition, revenues would have increased $5.6 million to $74.6 million. See "Overview--Arcus Acquisition" in Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements. See Schedule E for a reconciliation of AGI to Arcus.
(3) Does not include results of operations prior to the date of acquisition, or pro forma adjustments, for the acquisitions completed by HIMSCORP during 1997. Giving effect to such acquisitions, revenues would have increased $0.9 million to $21.4 million.




              The accompanying Notes are an integral part of these
                        pro forma financial statements.

                                                                      Schedule C


                           IRON MOUNTAIN INCORPORATED
                  SCHEDULE OF RECENT AND PENDING ACQUISITIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                 (In thousands)
                                  (Unaudited)



                                                                                                            Pending        Total
                                                      Recent Acquisitions(1)                              Acquisition    Recent and
                          -----------------------------------------------------------------------------   ------------    Pending
                          Mohawk   Safesite     DSI       FileSafe  Allegiance    HIMSCORP (3)    Other     Arcus(2)    Acquisitions
                          ------   --------   -------     --------  ----------    ------------    -----   ------------  ------------
Revenues:
  Storage   ............  $4,429   $  8,300   $ 3,367     $  6,662   $ 2,008        $14,067      $18,110    $ 43,671     $100,614
  Service and Storage
   Material Sales    ...   3,436     10,709       851        4,147     1,395          1,585       11,178      22,310       55,611
                          ------   --------   -------     --------   -------        -------      -------    --------     --------
    Total Revenues         7,865     19,009     4,218       10,809     3,403         15,652       29,288      65,981      156,225
Operating Expenses:
  Cost of Sales
   (Excluding
   Depreciation)  ......   3,945      9,464        --        4,207     1,610          7,860       13,148      32,738       72,972
  Selling, General and
   Administrative    ...   2,647      7,587     2,997        2,269       749          3,207       10,322      21,592       51,370
  Depreciation and
   Amortization   ......     608        799       608          565       202          1,475        2,205       4,436       10,898
                          ------   --------   -------     --------   -------        -------      -------    --------     --------
    Total Operating
     Expenses  .........   7,200     17,850     3,605        7,041     2,561         12,542       25,675      58,766      135,240
                          ------   --------   -------     --------   -------        -------      -------    --------     --------
Operating Income  ......     665      1,159       613        3,768       842          3,110        3,613       7,215       20,985
Interest (Income)
 Expense    ............     201         34       548          249       (6)          1,278        1,065       2,669        6,038
                          ------   --------   -------     --------   -------        -------      -------    --------     --------
Income Before Provision
 for Income Taxes    ...     464      1,125        65        3,519       848          1,832        2,548       4,546       14,947
Provision for Income
 Taxes   ...............      --        125       460           --         6            866          211       1,984        3,652
                          ------   --------   -------     --------   -------        -------      -------    --------     --------
Net Income (Loss)    ...  $  464   $  1,000   $  (395)    $  3,519   $   842        $   966      $ 2,337    $  2,562     $ 11,295
                          ======   ========   =======     ========   =======        =======      =======    ========     ========
EBITDA   ...............  $1,273   $  1,958   $ 1,221     $  4,333   $ 1,044        $ 4,585      $ 5,818    $ 11,651     $ 31,883

--------
(1) Represents historical results of operations for each Recent Acquisition for the period in 1996 prior to acquisition by the Company. See "Overview" in the accompanying Notes.
(2) Does not include results of operations prior to the date of acquisition, or pro forma adjustments, for the acquisitions completed by Arcus in 1996 and 1997. Giving effect to such acquisitions, revenues would have increased $23.2 million to $89.2 million. Represents the condensed consolidated statement of operations of Arcus for the year ended December 31, 1996. See Schedule E for a reconciliation of AGI to Arcus.
(3) Does not include results of operations prior to the date of acquisition, or pro forma adjustments, for the acquisitions completed by HIMSCORP in 1996 and 1997. Giving effect to such acquisitions, revenues would have increased $8.1 million to $23.8 million.



              The accompanying Notes are an integral part of these
                        pro forma financial statements.

                                                                      Schedule D

                           IRON MOUNTAIN INCORPORATED
                     RECONCILIATION OF THE BALANCE SHEET OF
              ARCUS GROUP, INC. TO ARCUS TECHNOLOGY SERVICES, INC.
                            AS OF SEPTEMBER 30, 1997

                                    (Note 1)
                                 (In thousands)
                                   (Unaudited)


                                                          AGI        Adjustments (2)     Arcus
                                                        --------     ---------------     -----
Assets
Current Assets   ....................................   $ 31,369       $ (12,112)(a)    $19,257
Property, Plant and Equipment, net    ...............     15,752             (20)(a)     15,732
Goodwill, net    ....................................     57,320             131 (b)     57,451
Investments   .......................................        867            (867)(c)         --
Other Long-term Assets    ...........................        513              11 (b)        524
                                                        --------       ---------        -------
  Total Assets   ....................................   $105,821       $ (12,857)       $92,964
                                                        ========       =========        =======
Liabilities and Stockholders' Equity
Current Liabilities    ..............................   $ 15,523       $   2,345(b)     $17,868
Long-term Debt, net of Current Portion   ............     38,661           1,500 (b)     40,161
Deferred Income Taxes  ..............................         --             676 (b)        676
Other Long-term Liabilities  ........................        296              --            296
Minority Interest in Subsidiaries  ..................      8,473          (8,473)(d)         --
Preferred Stock of Subsidiary, Redeemable   .........     27,089         (27,089)(d)         --
Warrants Outstanding to Purchase Common Stock of
   Subsidiary    ....................................         15             (15)(e)         --
Stockholders' Equity   ..............................     15,764          18,199 (b)     33,963
                                                        --------       ---------        -------
  Total Liabilities and Stockholders' Equity   ......   $105,821       $ (12,857)       $92,964
                                                        ========       =========        =======

--------
(1) The AGI balance sheet includes holding company assets and liabilities unrelated to the business or operations of Arcus. This schedule shows the assets and liabilities that do not relate to the business of Arcus and reconciles AGI's balance sheet to Arcus's balance sheet.
(2) The accompanying balance sheets reflect the following adjustments:
    (a) Reverse AGI's assets not acquired by the Company including approximately $11 million in cash.
    (b) Record assets and liabilities of Arcus to be acquired by the Company that are eliminated in the consolidation of AGI and its subsidiaries.
    (c) Reverse AGI's investment in limited partnership, which will be disposed of or distributed to stockholders of AGI prior to the Arcus Acquisition.
    (d) Reverse AGI's liabilities that are eliminated as a result of the reorganization of AGI and certain of its subsidiaries prior to the consummation of the Arcus Acquisition.
    (e) Reverse warrants that will be cancelled as part of the Arcus
        Acquisition.



              The accompanying Notes are an integral part of these
                        pro forma financial statements.

                                                                      Schedule E


                           IRON MOUNTAIN INCORPORATED
                 RECONCILIATION OF STATEMENTS OF OPERATIONS OF
              ARCUS GROUP, INC. TO ARCUS TECHNOLOGY SERVICES, INC.
                  FOR THE NINE-MONTHS ENDED SEPTEMBER 30, 1997
                     AND THE YEAR ENDED DECEMBER 31, 1996

                                    (Note 1)
                                 (In thousands)
                                  (Unaudited)


                                              Nine-Months Ended September 30, 1997      Year Ended December 31, 1996
                                              ------------------------------------ ------------------------------------
                                                AGI     Adjustments (2)    Arcus      AGI     Adjustments (2)    Arcus
                                              --------- ----------------- -------- --------- ----------------- --------
Revenues:
 Storage and Transport  ..................... $38,174    $     --         $38,174   $43,671    $     --         $43,671
 Other   ....................................  30,795          --          30,795    22,310          --          22,310
                                              -------    --------         -------   -------    --------         -------
  Total Revenues  ...........................  68,969          --          68,969    65,981          --          65,981
Operating Expenses:
 Cost of Sales (Excluding
  Depreciation)   ...........................  37,726          --          37,726    32,738          --          32,738
 Selling, General and Administrative   ......  20,279          --          20,279    21,592          --          21,592
 Holding Company Expenses  ..................   1,024      (1,024)(a)          --     1,990      (1,990)(a)          --
 Depreciation and Amortization   ............   4,550         (11)(a)       4,539     4,449         (13)(a)       4,436
                                              -------    --------         -------   -------    --------         -------
  Total Operating Expenses    ...............  63,579      (1,035)         62,544    60,769      (2,003)         58,766
                                              -------    --------         -------   -------    --------         -------
Operating Income  ...........................   5,390       1,035           6,425     5,212       2,003           7,215
Interest Expense, net   .....................   1,954         500 (b)       2,454     1,668       1,001 (b)       2,669
Equity in Income of/Writedown of
 Investment in Limited Partnership  .........     572        (572)(a)          --       (34)         34 (a)          --
Minority Interest    ........................     428        (428)(a)          --       321        (321)(a)          --
Preferred Stock Dividends of
 Subsidiary    ..............................   1,533      (1,533)(a)          --     1,895      (1,895)(a)          --
                                              -------    --------         -------   -------    --------         -------
Income Before Provision for Income
 Taxes   ....................................     903       3,068           3,971     1,362       3,184           4,546
Provision for Income Taxes    ...............     427       1,360 (c)       1,787       475       1,509 (c)       1,984
                                              -------    --------         -------   -------    --------         -------
Net Income  ................................. $   476    $  1,708         $ 2,184   $   887    $  1,675         $ 2,562
                                              =======    ========         =======   =======    ========         =======
EBITDA   .................................... $ 7,979    $  2,985         $10,964   $ 7,479    $  4,172         $11,651

--------
(1) The AGI statements of operations include holding company income from and expenses for activities unrelated to the business or operations of Arcus. This schedule shows the expenses that do not relate to the business of Arcus and reconciles AGI's statements of operations to Arcus's statements of operations.
(2) The accompanying statements of operations reflect the following adjustments:
    (a) Reverse AGI income from and expenses for holding company activities unrelated to the business or operations of Arcus. Such holding company expenses consist primarily of compensation, equity in income of/writedown of investment in limited partnership, minority interest and preferred stock dividends.
    (b) Reverse interest income on AGI cash not acquired.
    (c) Adjust income taxes to reflect Arcus as a stand alone entity.



              The accompanying Notes are an integral part of these
                        pro forma financial statements.

                          IRON MOUNTAIN INCORPORATED
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

Overview

Recent Acquisitions

     In January 1996, Iron Mountain acquired Nashville Vault Company, Ltd. and Florida Data Bank, Inc. ("FDB"). In February 1996, Iron Mountain acquired DataVault Corporation. In March 1996, Iron Mountain acquired Data Storage Systems, Inc. In April 1996, Iron Mountain acquired Brambles CRC, Inc. ("CRC"). In May 1996, Iron Mountain acquired the records management business of Output Technologies Central Region, Inc. In July 1996, Iron Mountain acquired the records management business of The Fortress Corporation. In August 1996, Iron Mountain acquired Data Archive Services, Inc. and Data Archive Services of Miami, Inc. (collectively, "DAS") and DKA Industries, Inc. (d/b/a Systems Record Storage). In September 1996, Iron Mountain acquired International Record Storage and Retrieval Service, Inc. and Security Archives Corporation. In October 1996, Iron Mountain acquired Data Storage Company, Inc. and Dial-A-File Storage, Inc. In November 1996, Iron Mountain acquired Mohawk Business Record Storage, Inc. ("Mohawk"), Magnetic Archives, Inc. and Deliverex of Broward. The aggregate purchase price of the acquisitions completed in 1996 was $68.6 million (not including contingent payments of up to $4.0 million based upon the achievement of certain targets during 1997 and 1998).

     In January 1997, Iron Mountain acquired Security Archives II, Inc. and Security Archives of MSP, Inc. In February 1997, Iron Mountain acquired the records management business of Wellington Financial Services, Inc. (d/b/a Michigan Data Storage) and Data Recovery Services, Inc. In March 1997, Iron Mountain acquired CBD Security Archives, Inc. ("CBD"). In April 1997, Iron Mountain acquired Chicago Data Destruction Corporation and Critical Files Security, Inc. In May 1997, Iron Mountain acquired Business Records Center, Inc. and Willamette Archives, Inc. In June 1997, Iron Mountain acquired Safesite and certain related real estate for $70.9 million, including $53.6 million in value of Common Stock and options to acquire Common Stock and the balance in cash. In July 1997, Iron Mountain acquired Data Archives, Ltd ("DAL"), Archives Express, Inc. ("AEI") and File Pro L.C. In August, 1997, Iron Mountain acquired Concorde Group, Inc. In September 1997, Iron Mountain acquired Data Securities International, Inc. ("DSI"). In October 1997, Iron Mountain acquired Records Retention/FileSafe LP ("FileSafe") for $45.1 million in cash and assumed debt, Allegiance Business Archives, Ltd. ("Allegiance") for $8.7 million in cash, and Records Management Services, Inc. In November 1997, Iron Mountain acquired HIMSCORP for $98.8 million, including $46.2 million in value of Common Stock and the balance in cash and assumed indebtedness. The aggregate purchase price of the businesses and certain related real estate acquired in 1997 excluding Safesite, FileSafe, Allegiance and HIMSCORP was $83.6 million including shares of Common Stock and options to purchase Common Stock valued at $8.9 million.

     The pro forma statements of operations do not include results of operations prior to the date of acquisition, or pro forma adjustments, for acquisitions of Data Storage Company, Inc., Dial-A-File Storage, Inc., Magnetic Archives, Inc., Deliverex of Broward, Data Recovery Services Inc., Critical Files Security, Inc. and Willamette Archives, Inc. (the "Excluded Acquisitions") as the impact of such acquisitions is immaterial to the accompanying pro forma financial statements. The Excluded Acquisitions, in the aggregate, represent less than 2% of pro forma revenues. The pro forma statements of operations also do not include results of operations prior to the date of acquisition, or pro forma adjustments, for acquisitions completed by Arcus and HIMSCORP in 1996 and 1997, which represented aggregate revenues of $31.4 million for the year ended December 31, 1996 and $6.6 million for the nine months ended September 30, 1997. In addition, the pro forma statements of operations do not reflect one disposition by Arcus in June 1997, which is immaterial to such statements.

                          IRON MOUNTAIN INCORPORATED
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (Continued)

Arcus Acquisition

     On September 26, 1997, the Company entered into an agreement to acquire all of the outstanding capital stock of AGI and its subsidiaries for approximately $160 million. The principal operating subsidiary of AGI is Arcus. The purchase price consists of Common Stock and options to acquire Common Stock valued at approximately $62 million (assuming that vested options are not exercised prior to closing), the assumption of debt (net of approximately $12 million of acquired cash) of approximately $34 million and approximately $64 million in cash. The number of shares of Common Stock and options will be based on the average market price for the 20 trading days ending three trading days before the closing, subject to a floor of $29.00 and a ceiling of $36.00. If such average price is less than $29.00 or greater than $36.00, as the case may be, the number of shares of Common Stock issued as a result of this transaction would be based on $29.00 or $36.00, respectively (or 1.7 million or 1.4 million shares, respectively). A $0.25 change above or below the collar would result in a $0.3 million increase and a $0.4 million decrease, respectively, in the purchase price. In addition to the stated purchase price of $160 million, the Company will record approximately $3 million in capitalized transaction costs and approximately $2 million in additional equity resulting from a higher financial valuation of the options to acquire shares of the Common Stock for accounting purposes. The amortization of approximately $96 million of the approximately $141 million of goodwill associated with AGI will be nondeductible for income tax purposes.

     The AGI financial statements include certain assets, liabilities and holding company expenses for activities unrelated to the business or operations of Arcus, which will not be purchased or assumed by the Company. For informational purposes, the schedules to the pro forma financial statements include a reconciliation between AGI and Arcus. The Company is evaluating its ability to utilize AGI's net operating loss carryforwards ("NOL") for federal income tax purposes. Accordingly, for pro forma purposes, the Company has provided a full valuation allowance for the deferred tax asset generated by such NOL. See Notes 9 and 15 of Notes to AGI's Consolidated Financial Statements.

     In August 1997, Arcus completed the acquisition of an IT staffing and computer consulting business. The results of operations for such IT staffing business are not reflected in the pro forma financial statements. For the year ended December 31, 1996 and the period from January 1, 1997 to August 20, 1997 (the date of the acquisition), such IT staffing business had unaudited revenues of $8.4 million and $5.6 million, respectively.

     The consummation of the Arcus Acquisition is subject to customary conditions, and no assurance can be given that it will be completed. All of the Recent Acquisitions have been, and the Arcus Acquisition, if consummated, will be, accounted for as purchases.

Appraisal of Restricted Stock

     The Company has issued shares of Common Stock in connection with certain of the Recent Acquisitions and will record such shares for financial reporting purposes at fair value. Because under the terms of the relevant acquisition agreements a portion of such shares are subject to resale restrictions, the Company is in the process of obtaining appraisals to determine the fair value of such shares. Pending the appraisals, the Company initially recorded the value of such shares based upon their market price at the time of closing. The Company anticipates that the appraised value of the restricted shares will be less than the initially recorded value for accounting purposes and expects to record corresponding decreases in equity, goodwill and goodwill amortization. The Company intends to follow the same process with respect to those shares of Common Stock to be issued in the Arcus Acquisition that will be subject to resale restrictions.

                          IRON MOUNTAIN INCORPORATED
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (Continued)

Balance Sheet

     The aggregate consideration paid or to be paid for the Recent Acquisitions and the Arcus Acquisition is approximately $540 million including approximately $173 million in Common Stock and options to purchase Common Stock and approximately $367 million in cash and assumed debt (not including up to $5.9 million of contingent payments based upon the achievement of certain targets during 1997 and 1998). The excess of the purchase price over the book value of the net assets acquired for each of the acquisitions has been allocated to tangible and intangible assets, based on Iron Mountain's estimate of the fair value of the net assets acquired and the Common Stock issued. The allocations of the purchase price as illustrated below may change upon final appraisal of the fair value of the net assets acquired and the Common Stock issued (in millions):

Recent Acquisitions Completed Prior to September 30, 1997:
Allocation of Purchase Price:
   Current Assets    ......................................................    $  10.4
   Property, Plant and Equipment    .......................................       42.1
   Other Long-term Assets  ................................................        7.0
   Current Liabilities  ...................................................      (16.4)
   Deferred Income Taxes   ................................................      ( 1.4)
   Other Long-term Liabilities   ..........................................      ( 0.8)
   Goodwill    ............................................................      172.4
   Purchase Price of Excluded Acquisitions   ..............................        4.6
                                                                               -------
     Purchase Price of Recent Acquisitions Completed Prior to
      September 30, 1997   ................................................                 $ 217.9

Acquisitions Completed After September 30, 1997 and the Arcus Acquisition:
Allocation of Purchase Price:
   Current Assets    ......................................................    $  27.6
   Property, Plant and Equipment    .......................................       38.5
   Other Long-term Assets  ................................................        4.6
   Current Liabilities  ...................................................      (18.0)
   Deferred Income Taxes   ................................................      ( 0.5)
   Other Long-term Liabilities and Deferred Rent   ........................      ( 1.3)
   Goodwill    ............................................................      271.5
                                                                               -------
     Purchase Price of Acquisitions Completed After September 30, 1997
      and the Arcus Acquisition  ..........................................                   322.4
                                                                                            -------
Total Purchase Price of the Recent Acquisitions and the Arcus Acquisition                   $ 540.3
                                                                                            =======

The Recent Acquisitions consummated prior to September 30, 1997 were financed with Common Stock and options to purchase Common Stock, the Credit Agreement, the Initial Public Offering and the 1996 Notes. The Recent Acquisitions and the Arcus Acquisition are assumed to be financed as follows (in millions):


Recent Acquisitions Completed Prior to September 30, 1997:
   Value of Common Stock Issued  ..........................................    $ 59.4
   Value of Options Granted   .............................................       3.1
   Cash Consideration   ...................................................     155.4
                                                                               ------
     Purchase Price of Recent Acquisitions Completed Prior to September 30,
      1997  ...............................................................               $ 217.9

Acquisitions Completed After September 30, 1997 and the Arcus Acquisition:
   Value of Common Stock Issued  ..........................................    $ 96.0
   Value of Options Granted   .............................................      14.5
   Net Proceeds from the offering of the Old Notes    .....................     211.9
                                                                               ------
     Purchase Price of Acquisitions Completed After September 30, 1997
      and the Arcus Acquisition  ..........................................                 322.4
                                                                                          -------
Total Purchase Price of the Recent Acquisitions and the Arcus Acquisition.                $ 540.3
                                                                                          =======

                          IRON MOUNTAIN INCORPORATED
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (Continued)

The accompanying pro forma balance sheet as of September 30, 1997 has been prepared as if the Transactions had been completed as of September 30, 1997 and reflects the following pro forma adjustments:

    (A) Pro forma adjustments to Assets consist of the following (in millions):


                                                                              Property                    Other
                                                                 Current     Plant and                  Long-term
                                                                  Assets     Equipment     Goodwill      Assets
                                                                 ---------   -----------   ----------   ----------
   Acquisition Adjustments:
   Reverse assets of acquired companies not purchased   ......   $ (3.2)        $  --        $   --      $  (1.0)
   Record estimated fair value of assets of acquired
    companies    .............................................      1.5          12.6            --          0.5
   Record increase in goodwill equal to the excess of
    purchase price over fair value of net assets
    acquired  ................................................       --            --         186.7           --
                                                                 -------        ------       -------     -------
     Total Acquisition Adjustments    ........................    ( 1.7)         12.6         186.7        ( 0.5)
                                                                 -------        ------       -------     -------
   Use of Proceeds Adjustments:
   Record deferred financing fees associated with the
    Offering and the Credit Agreement Amendment   ............       --            --            --          8.1
                                                                 -------        ------       -------     -------
     Total Use of Proceeds Adjustments   .....................       --            --            --          8.1
                                                                 -------        ------       -------     -------
     Total Pro Forma Adjustments   ...........................   $ (1.7)        $12.6        $186.7      $   7.6
                                                                 =======        ======       =======     =======

   (B) Pro Forma adjustments to Liabilities and Stockholders' Equity consist of the following (in millions):


                                                                                                     Deferred Rent
                                                                           Long-        Deferred       and Other       Stock-
                                                            Current        term          Income        Long-term      holders'
                                                          Liabilities      Debt          Taxes        Liabilities      Equity
                                                          -------------   -----------   ----------   --------------   ---------
   Acquisition Adjustments:
   Reverse liabilities and equity not assumed in
    connection with acquisitions consummated
    after September 30, 1997 and the Arcus
    Acquisition    ....................................     $  (9.4)       $  (70.7)     $  (0.7)       $ (0.1)       $(47.2)
   Record purchase reserves and estimated fair
    value of liabilities of acquired companies   ......         1.8              --           --           1.0            --
   Record additional debt to finance acquisitions
    consummated after September 30, 1997 and
    the Arcus Acquisition   ...........................          --           212.0           --            --            --
   Record equity used to finance acquisitions
    consummated after September 30, 1997 and
    the Arcus Acquisition   ...........................          --              --           --            --         110.4
                                                            -------        --------      -------        ------        -------
     Total Acquisition Adjustments   ..................       ( 7.6)          141.3        ( 0.7)          0.9          63.2
                                                            -------        --------      -------        ------        -------
   Use of Proceeds Adjustments:
   Proceeds from the Offering  ........................          --           249.5           --            --            --
   Repayment of the Credit Agreement    ...............          --          ( 98.5)          --            --            --
   Use of proceeds to repay debt used to finance
    acquisitions consummated after September
    30, 1997 and the Arcus Acquisition  ...............          --          (142.9)          --            --            --
                                                            -------        --------      -------        ------        -------
     Total Use of Proceeds Adjustments  ...............          --             8.1           --            --            --
                                                            -------        --------      -------        ------        -------
     Total Pro Forma Adjustments  .....................     $  (7.6)       $  149.4      $  (0.7)       $  0.9        $ 63.2
                                                            =======        ========      =======        ======        =======

                          IRON MOUNTAIN INCORPORATED
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (Continued)

Statements of Operations

     Storage revenues consist of periodic charges related to the storage of materials. Service and storage material sales revenues consist of charges for related service activities and the sale of storage materials. In certain circumstances, based upon customer requirements, storage revenues include periodic charges associated with normal, recurring service activities.

     All of the Recent Acquisitions and the Arcus Acquisition, except FDB, CRC, DAS, CBD, DAL, AEI and Allegiance, have a December 31 fiscal year end. DAL's fiscal year end is February 28, CRC's and CBD's fiscal year end is June 30, DAS's fiscal year end is May 31, FDB's fiscal year end is August 31 and AEI's fiscal year end is September 30. During 1996, Allegiance changed its fiscal year end from March 31 to December 31. Accordingly, FDB's, CRC's, DAS's, CBD's, DAL's and AEI's results of operations were calendarized to the twelve months ended December 31, 1996.

Pro Forma Adjustments

     The accompanying pro forma statements of operations for the year ended December 31, 1996 and the nine months ended September 30, 1997, have been prepared as if the Transactions had occurred on January 1, 1996 and reflect the following pro forma adjustments:

     (C) To reduce cost of sales to eliminate rent expense for facilities purchased by the Company as part of certain acquisitions that would not have been incurred had such acquisitions occurred as of January 1, 1996. All such facilities had been previously owned by affiliates of the acquired companies.

     (D) To conform the accounting policies of certain acquired companies to those of the Company with respect to the capitalization of costs for software developed for internal use.

     (E) To reflect additional depreciation and amortization expense based on the fair value of the assets acquired and the remaining estimated useful lives and the amortization of goodwill. Property and equipment and capitalized software development costs are depreciated or amortized on a straight-line basis over their estimated useful lives ranging from three to 50 years, goodwill is amortized over 25 to 30 years and covenants not-to-compete are amortized over two to five years on a straight-line basis. Such depreciation and amortization may change upon final appraisal of the fair value of the net assets acquired and Common Stock issued.

   (F) Pro forma adjustments to Interest Expense consist of the following (in millions):


                                                                               Nine-Months          Year
                                                                                  Ended            Ended
                                                                              September 30,     December 31,
                                                                                  1997              1996
                                                                              ---------------   -------------
   Acquisition Adjustments:
   Reverse interest expense on debt retired or not assumed  ...............      $  (5.1)         $  (6.1)

   Use of Proceeds Adjustments:
   Reverse interest expense on debt of the Company retired with proceeds of the Initial Public Offering, the 1996 Notes, the Credit
    Agreement and the offering of the Old Notes    ........................        (16.8)           (13.8)
   Record interest expense relating to the 1996 Notes including
    amortization of deferred financing costs    ...........................         13.0             17.3
   Record interest expense relating to the offering of the Old Notes, at an effective interest rate of 8.78% and the amortization of deferred
    financing costs  ......................................................         16.9             22.5
   Record interest expense related to borrowings under the Credit
    Agreement at an assumed interest rate of 7.28% and the
    amortization of deferred financing costs    ...........................          4.1              5.4
                                                                                 -------          -------
     Total Acquisition and Use of Proceeds Adjustments   ..................      $  12.1          $  25.3
                                                                                 =======          =======

                          IRON MOUNTAIN INCORPORATED
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (Continued)

     The impact of a one-quarter of one percentage point change in the interest rate on pro forma borrowings under the Credit Agreement for each of the year ended December 31, 1996 and the nine months ended September 30, 1997 is $0.2 million and $0.1 million, respectively.

     (G) To adjust the provision for income taxes to a 40% rate on pro forma income before nondeductible goodwill amortization and other nondeductible expenses.

     (H) To adjust the pro forma weighted average common and common equivalent shares outstanding as if the Transactions had occurred on January 1, 1996. The number of shares of Common Stock issued, or assumed to be issued, and the adjustment for each period presented, is as follows (in thousands):


                                                                                   Adjustment to
                                                                              Weighted Average Shares
                                                                        ------------------------------------
                                                            Total          Nine-Months         Year Ended
                                                           Number             Ended           December 31,
Transactions                                              of Shares     September 30, 1997        1996
------------                                              ---------     ------------------    ------------
Initial Public Offering  ..............................      2,350                --                200
Safesite  .............................................      1,770             1,050              1,770
DSI    ................................................        227               204                227
HIMSCORP  .............................................      1,202             1,202              1,202
Arcus  ................................................      1,382             1,382              1,382
Other  ................................................         35                23                 35
Reversal of Common Equivalent Shares Due to
 Pro Forma Loss    ....................................         --                --               (208)
                                                             ------            ------             -----
  Total Shares Issued, or Assumed to be Issued   ......      6,966             3,861              4,608
                                                             ======            ======             =====

Integration Adjustments

     The integration adjustments relate to certain cost savings that management believes would have been realized had the Recent Acquisitions consummated in 1997 and the Arcus Acquisition been fully integrated on January 1, 1996. The accompanying pro forma as adjusted statement of operations for the nine months ended September 30, 1997 has been prepared as if the Transactions had occurred as of January 1, 1996 and reflect the following adjustments:

     (I) To reduce cost of sales to eliminate specific expenses that would not have been incurred had such acquisitions occurred as of January 1, 1996. Such cost savings relate to: (i) the termination of certain employees due to the integration and consolidation of certain acquisitions; (ii) a reduction in certain occupancy costs for facilities the Company will vacate upon completion of certain acquisitions; and (iii) a reduction in rent expense to reflect new or amended leases for certain facilities of acquisitions. Additional cost savings that the Company expects to realize through integration of the Recent Acquisitions and the Arcus Acquisition into the Company's operations have not been reflected herein.

     (J) To adjust specific selling, general and administrative expenses had such acquisitions occurred as of January 1, 1996. Such adjustments relate to:
(i) cost savings from the termination of certain employees due to the integration and consolidation of certain acquisitions; (ii) cost savings from the elimination of related party expenses, management fees and compensation expenses in excess of amounts that would have been incurred by the Company; and
(iii) additional compensation and benefit expenses that would have been incurred by the Company.

     (K) To adjust the provision for income taxes to a 40% rate on pro forma income before nondeductible goodwill amortization and other nondeductible expenses.

           SELECTED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION
                    (In thousands, except per share amounts)

     The following selected consolidated statements of operations and balance sheet data of the Company as of and for each of the years ended December 31, 1992, 1993, 1994, 1995 and 1996 have been derived from the Company's audited consolidated financial statements. The selected consolidated statements of operations and balance sheet data of the Company for the nine months ended September 30, 1996 and 1997 have been derived from the Company's unaudited condensed consolidated financial statements. The Company's unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring accruals, that the Company considers necessary for a fair presentation of the financial position and the results of operations for those periods. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results for the entire year ending December 31, 1997. The selected consolidated financial and operating information set forth below should be read in conjunction with Iron Mountain's Consolidated Financial Statements and the Notes thereto incorporated by reference herein. See "Incorporation of Certain Documents by Reference."


                                                                                                                 Nine Months
                                                                     Year Ended December 31,                 Ended September 30,
                                                   ------------------------------------------------------    -------------------
                                                      1992        1993        1994       1995      1996        1996        1997
                                                   ---------    --------    -------    --------  --------    --------    -------
Consolidated Statements of Operations Data:
Revenues:
  Storage  .......................................  $ 44,077    $ 48,892    $54,098    $ 64,165  $ 85,826    $ 61,419    $ 86,199
  Service and Storage Material Sales  ............    26,596      32,781     33,520      40,271    52,892      38,550      57,195
                                                    --------    --------    -------    --------   --------   --------    --------
    Total Revenues  ..............................    70,673      81,673     87,618     104,436   138,718      99,969     143,394
Operating Expenses:
  Cost of Sales (Excluding Depreciation)    ......    35,169      43,054     45,880      52,277    70,747      51,091      73,742
  Selling, General and Administrative    .........    17,630      19,971     20,853      26,035    34,342      24,762      35,682
  Depreciation and Amortization    ...............     5,780       6,789      8,690      12,341    16,936      11,896      18,495
                                                    --------    --------    -------    --------   --------   --------    --------
    Total Operating Expenses    ..................    58,579      69,814     75,423      90,653   122,025      87,749     127,919
                                                    --------    --------    -------    --------   --------   --------    --------
Operating Income .................................    12,094      11,859     12,195      13,783    16,693      12,220      15,475
Interest Expense .................................     8,412       8,203      8,954      11,838    14,901       9,981      17,631
                                                    --------    --------    -------    --------   --------   --------    --------
Income (Loss) Before Provision (Credit) for
 Income Taxes    .................................     3,682       3,656      3,241       1,945     1,792       2,239      (2,156)
Provision (Credit) for Income Taxes   ............     2,095       2,088      1,957       1,697     1,435       1,542        (346)
                                                    --------    --------    -------    --------   --------   --------    --------
Income (Loss) Before Extraordinary Charge   ......     1,587       1,568      1,284         248       357         697      (1,810)
Extraordinary Charge, Net of Tax Benefit (1)   .          --          --         --          --     2,126          --          --
                                                    --------    --------    -------    --------   --------   --------    --------
Net Income (Loss)   ..............................     1,587       1,568      1,284         248    (1,769)        697      (1,810)
Accretion of Redeemable Put Warrant   ............       626         940      1,412       2,107       280         280          --
                                                    --------    --------    -------    --------   --------   --------    --------
Net Income (Loss) Applicable to Common
 Stockholders    .................................  $    961    $    628    $  (128)   $ (1,859)  $(2,049)   $    417    $ (1,810)
                                                    ========    ========    =======    ========   ========   ========    ========
Income (Loss) Before Extraordinary Item per
 Common and Common Equivalent Share   ............  $   0.12    $   0.08    $ (0.02)   $  (0.24)  $  0.01    $   0.04    $  (0.17)
Net Income (Loss) per Common and Common
 Equivalent Share   ..............................  $   0.12    $   0.08    $ (0.02)   $  (0.24)  $ (0.20)   $   0.04    $  (0.17)
Weighted Average Common and Common
 Equivalent Shares Outstanding  ..................     8,052       8,067      7,984       7,784    10,137      10,101      10,906
Other Data:
EBITDA (2)    ....................................  $ 17,874    $ 18,648    $20,885    $ 26,124   $33,629    $ 24,116    $ 33,970
EBITDA as a Percentage of Total Revenues    ......      25.3%       22.8%      23.8%       25.0%     24.2%       24.1%       23.7%
Capital Expenditures:
  Growth (3)(4)  .................................  $ 11,226    $ 13,605    $15,829    $ 14,395   $23,334    $ 16,610    $ 20,074
  Maintenance    .................................       818       1,846      1,151         858     1,112         803         544
                                                    --------    --------    -------    --------   --------   --------    --------
Total Capital Expenditures (4)  ..................  $ 12,044    $ 15,451    $16,980    $ 15,253   $24,446    $ 17,413    $ 20,618
                                                    ========    ========    =======    ========   ========   ========    ========
Additions to Customer Acquisition Costs  .........  $  1,268    $    922    $ 1,366    $  1,379   $ 1,642    $  1,265    $    688
Ratio of Earnings to Fixed Charges (5)   .........       1.3x        1.3x       1.2x        1.1x      1.1x        1.1x        0.9x
(continued on next page)

                                                           As of December 31,                              As of
                                     --------------------------------------------------------------    September 30,
                                        1992         1993         1994         1995         1996            1997
                                     ----------   ----------   ----------   ----------   ----------   --------------
Consolidated Balance Sheet Data:
Cash and Cash Equivalents   ......    $    498     $    591     $  1,303     $  1,585     $  3,453       $  2,242
Total Assets    ..................     115,429      125,288      136,859      186,881      281,799        801,468
Total Debt   .....................      73,304       78,460       86,258      121,874      184,733        494,476
Stockholders' Equity  ............      23,419       24,047       22,869       21,011       52,384        224,379

--------
(footnotes from the preceding page)
(1) The extraordinary charge for 1996 consists of a prepayment penalty, the write-off of deferred financing costs, original issue discount and loss on termination of interest rate protection agreements.

(2) Based on its experience in the records management industry, the Company believes that EBITDA is an important tool for measuring the performance of records management companies (including potential acquisition targets) in several areas, such as liquidity, operating performance and leverage. In addition, lenders use EBITDA as a criterion in evaluating records management companies, and substantially all of the Company's financing agreements contain covenants in which EBITDA is used as a measure of financial performance. However, EBITDA should not be considered an alternative to operating or net income (as determined in accordance with GAAP) as an indicator the Company's performance or to cash flow from operations (as determined in accordance with GAAP) as a measure of liquidity.

(3) Growth capital expenditures include investments in racking systems, new buildings and leasehold improvements, equipment for new facilities, management information systems and facilities restructuring.

(4) Includes $2,901 in 1994 related to the cost of constructing a records management facility which was sold in a sale-leaseback transaction in the fourth quarter of 1994.

(5) The ratio of earnings to fixed charges was 0.9x for the nine months ended September 30, 1997. For such period, the Company would have needed to generate additional income from continuing operations, before provision for income taxes, of $2,156 to cover its fixed charges of $24,425.The pro forma ratio of earnings to fixed charges, giving effect to the Transactions as if each had occurred as of January 1, 1996, would have been 0.7x for the year ended December 31, 1996 and 0.8x for the nine months ended September 30, 1997. For such periods, the Company would have needed to generate additional pro forma income from continuing operations, before provisions for income taxes, of $17,779 and $7,601 to cover its fixed charges of $56,433 and $44,366, respectively.

                 DESCRIPTION OF CERTAIN EXISTING INDEBTEDNESS

The 1996 Notes

     In October 1996, the Company issued $165.0 million principal amount of the 1996 Notes. The 1996 Notes mature on October 1, 2006, and bear interest at 10-1/8% per annum, payable semi-annually in arrears on April 1 and October 1. The Company may redeem up to 35% of the initial principal amount of the 1996 Notes with the net proceeds of one or more Qualified Equity Offerings (as defined in the 1996 Indenture in the same manner as defined in the Indenture) at a redemption price of 109.125% of the aggregate principal amount plus accrued and unpaid interest. Like the Notes, the 1996 Notes are general unsecured obligations of the Company, subordinated in right of payment to senior indebtedness of the Company. The 1996 Notes are guaranteed, pari passu with the Notes, on an unsecured senior subordinated and joint and several basis, by substantially all of the Company's present and future Restricted Subsidiaries (defined in the 1996 Indenture in the same manner as defined in the Indenture).

Credit Agreement

     The Credit Agreement, as currently in effect, is a $250.0 million revolving credit facility that matures on September 30, 2002. Upon maturity, all outstanding revolving credit loans and other amounts payable thereunder will become due.

     Borrowings under the Credit Agreement may be used to finance possible future acquisitions, as well as for working capital and general corporate purposes. The Company's obligations under the Credit Agreement are guaranteed by substantially all of Iron Mountain's subsidiaries and are secured by the pledge of the stock of such subsidiaries. Prepayments of outstanding borrowings under the Credit Agreement are required in certain circumstances out of the proceeds of certain insurance payments, condemnations, issuances of indebtedness and asset dispositions.

     The Credit Agreement permits the Company to elect interest rates from time to time, as to all or a portion of the borrowings made thereunder, at interest rates based upon the applicable reference rate and a margin or spread over such reference rate (which spread varies based upon the ratio of the Company's indebtedness to EBITDA). The reference rate, at the Company's option, may be based upon (i) a fluctuating rate of interest equal to the higher of the prime rate of The Chase Manhattan Bank, or rates based upon certificate of deposit or overnight federal funds rates, or (ii) for interest periods of 1, 2, 3, 6 or (if available) 12 months, the interest rates prevailing on the date of determination for the selected interest period in the London interbank market.

     The Credit Agreement contains covenants restricting the ability of Iron Mountain and its subsidiaries to, among other things: (i) declare dividends or redeem or repurchase capital stock; (ii) make optional payments and modifications of subordinated and other debt instruments; (iii) incur liens and engage in sale and leaseback transactions; (iv) make loans and investments; (v) incur indebtedness and contingent obligations; (vi) make capital expenditures;
(vii) engage in mergers, acquisitions and asset sales; (viii) enter into transactions with affiliates; and (ix) make changes in their lines of business. Iron Mountain is also required to comply with financial covenants with respect to: (i) a maximum leverage ratio; (ii) a minimum interest coverage ratio; and
(iii) a minimum fixed charge coverage ratio. The Credit Agreement also contains customary affirmative covenants and events of default.

                         DESCRIPTION OF THE NEW NOTES

General

     The New Notes will be issued pursuant to the Indenture among the Company, the Guarantors and the Trustee. The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The New Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

Principal, Maturity and Interest

     The Notes are general unsecured obligations of the Company, are limited in aggregate principal amount to $250.0 million and will mature on September 30, 2009. Interest on the Notes will accrue at the rate of 83/4% per annum and will be payable semi-annually in arrears on March 31 and September 30, commencing on March 31, 1998, to holders of record on the immediately preceding March 15 and September 15. Interest on the New Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from October 24, 1997. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes are payable both as to principal and interest at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of Notes at their addresses set forth in the register of holders of Notes. Until otherwise designated by the Company, the Company's office or agency in New York is the office of the Trustee maintained for such purpose. The Old Notes were and the New Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

Subsidiary Guarantees

     The Company's payment obligations under the Notes are jointly and severally guaranteed pursuant to the Subsidiary Guarantees on an unsecured senior subordinated basis by all of the Company's Restricted Subsidiaries other than the Excluded Restricted Subsidiaries (as defined below). See "--Certain Covenants--Additional Subsidiary Guarantees." Each Subsidiary Guarantee is subordinated to the prior payment in full of all Senior Debt of each such Guarantor, which was $109.4 million at September 30, 1997 for all Guarantors. Notwithstanding the subordination provisions contained in the Indenture, the obligations of a Guarantor under its Subsidiary Guarantee are unconditional. See "Risk Factors--Unenforceability and Release of Guarantees."

Subordination

     The payment of principal, premium, if any, and interest on the Notes is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash of all Obligations with respect to Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

     Upon any payment or distribution to creditors of the Company or any Guarantor in a liquidation or dissolution of the Company or such Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or any Guarantor or its property, an assignment for the benefit of creditors or any marshaling of the assets and liabilities of the Company or any Guarantor, (a) the holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not allowed as a claim in such proceeding) before the holders of Notes will be entitled to receive any payment or distribution with respect to the Notes, and (b) until all Obligations with respect to Senior Debt are paid in full in cash, any payment or distribution to which the holders of Notes would be entitled shall be made to the holders of Senior Debt.

     Neither the Company nor any Guarantor may make any payment or distribution upon or in respect of the Notes, including, without limitation, by way of set-off or otherwise, or redeem (or make a deposit in redemption of), defease or acquire any of the Notes for cash, properties or securities if (a) a default in the payment of any Obligation in respect of any Senior Debt occurs and is continuing or (b) any other default (or any event that, after notice or passage of time would become a default) (a "Non-Monetary Default") occurs and is continuing with respect to Senior Debt and, in the case of clause (b), the Trustee receives a notice of such default (a "Payment Blockage Notice") from the holders (or the agent or representative of such holders) of any Designated Senior Debt. Payments on the Notes may and shall be resumed (i) in the case of a payment default, on the date on which such default is cured or waived and (ii) in the case of a Non-Monetary Default, on the earlier of the date on which such Non-Monetary Default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Senior Debt has been accelerated. Any number of Payment Blockage Notices may be given, provided, however, that (A) not more than one Payment Blockage Notice may be commenced during any period of 360 consecutive days and (B) any Non-Monetary Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee (to the extent the holder of Designated Senior Debt, or such trustee or agent, giving such Payment Blockage Notice had knowledge of the same) shall not be the basis for a subsequent Payment Blockage Notice, unless such default has been cured or waived for a period of not less than 90 consecutive days.

     The Indenture requires that the Company promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default (as described below).

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. After giving effect to the acquisitions consummated after September 30, 1997, the Arcus Acquisition, and the use of the net proceeds of the offering of the Old Notes, the principal amount of Senior Debt of the Company and the Restricted Subsidiaries outstanding at September 30, 1997 was $78.9 million. The Indenture does not limit the amount of additional Indebtedness, including Senior Debt, that the Company and its Subsidiaries can incur if certain financial tests are met. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

Optional Redemption

     Prior to September 30, 2002, the Notes are subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the Make-Whole Price, plus accrued and unpaid interest (and Liquidated Damages, if any, on the Old Notes prior to the Exchange Offer) to but excluding the applicable redemption date. On and after September 30, 2002, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest (and Liquidated Damages, if any, on the Old Notes prior to the Exchange Offer) to but excluding the applicable redemption date, if redeemed during the twelve-month period beginning on September 30 of the years indicated below:


Year                             Percentage
------------------------------- - ----------
2002   .....................     104.375%
2003   .....................     102.916
2004   .....................     101.458
2005 and thereafter   ......     100.000%

     Notwithstanding the foregoing, at any time during the first 36 months after the date of issuance of the Notes, the Company may redeem up to 35% of the initial principal amount of the Notes originally issued with the net proceeds of one or more Qualified Equity Offerings at a redemption price equal to 108.75% of the principal amount of such Notes, plus accrued and unpaid interest (and Liquidated Damages, if any, on the Old Notes prior to the Exchange Offer) to but excluding the redemption date; provided, that at least 65% of the principal amount of Notes originally issued remains outstanding immediately after the occurrence of any such redemption and that such redemption occurs within 60 days following the closing of any such Qualified Equity Offering.

Mandatory Redemption

     Except with respect to required repurchases upon the occurrence of a Change of Control or in the event of certain Asset Sales, each as described below under "--Repurchase at the Option of Holders," the Company is not required to make sinking fund or redemption payments with respect to the Notes.

Repurchase at the Option of Holders

     Change of Control

     Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest (and Liquidated Damages, if any, on the Old Notes prior to the Exchange Offer) to but excluding the date of repurchase (the "Change of Control Payment"). Within 30 calendar days following any Change of Control, the Company will mail a notice to each holder stating: (a) that the Change of Control Offer is being made pursuant to the covenant entitled "Change of Control" and that all Notes tendered will be accepted for payment; (b) the purchase price and the purchase date, which will be no earlier than 30 calendar days nor later than 60 calendar days from the date such notice is mailed (the "Change of Control Payment Date"); (c) that any Note not tendered will continue to accrue interest; (d) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest (and Liquidated Damages, if any, on the Old Notes prior to the Exchange Offer) on and after the Change of Control Payment Date; (e) that holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the paying agent at the address specified in such notice prior to the close of business on the fifth Business Day preceding the Change of Control Payment Date; (f) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, facsimile transmission or letter setting forth the name of the holder, the principal amount of Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes purchased; and (g) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable to the repurchase of the Notes in connection with a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (a) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (b) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (c) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof tendered to the Company. The paying agent will promptly mail to each holder of Notes so accepted the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

     Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring, nor does it contain any other "event risk" protections for holders of the Notes.

     Although the Change of Control provision may not be waived by the Company, and may be waived by the Trustee only in accordance with the provisions of the Indenture, there can be no assurance that any particular transaction (including a highly leveraged transaction) cannot be structured or effected in a manner not constituting a Change of Control.

     The Credit Agreement currently prohibits the Company from purchasing any Notes prior to the expiration of the Credit Agreement and also provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of

Default under the Indenture which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Notes.

"Change of Control" means the occurrence of any of the following events:

     (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principal Stockholders (or any of them), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than a majority of the voting power of all classes of Voting Stock of the Company;

     (b) the Company consolidates with, or merges with or into, another Person (as defined below) or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Company is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation) or is converted into or exchanged for (A) Voting Stock (other than Disqualified Stock) of the surviving or transferee Person or (B) cash, securities and other property (other than Capital Stock described in the foregoing clause (A)) of the surviving or transferee Person in an amount that could be paid as a Restricted Payment as described under the "Restricted Payments" covenant and (ii) immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principal Stockholders (or any of them), is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than a majority of the total outstanding Voting Stock of the surviving or transferee Person;

     (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 662/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

     (d) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "Merger, Consolidation or Sale of Assets."

Asset Sales

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, (a) sell, lease, convey or otherwise dispose of any assets (including by way of a Sale and Leaseback Transaction, but excluding a Qualifying Sale and Leaseback Transaction) other than sales of inventory in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company will be governed by the provisions of the Indenture described above under the caption "Change of Control" and/or the provisions described below under the caption "Merger, Consolidation or Sale of Assets" and not by the provisions of this covenant), or (b) issue or sell Equity Interests of any of its Restricted Subsidiaries, that, in the case of either clause (a) or (b) above, whether in a single transaction or a series of related transactions, (i) have a fair market value in excess of $1.0 million, or (ii) result in Net Proceeds in excess of $1.0 million (each of the foregoing, an "Asset Sale"), unless (x) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by an Officers' Certificate delivered to the Trustee, and for Asset Sales having a fair market value or resulting in net proceeds in excess of $5.0 million, evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets sold or otherwise disposed of and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or like-kind assets (in each case as determined in good faith by the Company, evidenced by a resolution of the Board of Directors and certified by an Officers' Certificate delivered to the Trustee); provided, however, that the amount of (A) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets and (B) any notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) or Cash Equivalents, shall be deemed to be cash for purposes of this provision; and provided, further, that the 75% limitation referred to in the foregoing clause (y) shall not apply to any Asset Sale in which the cash portion of the consideration received therefrom is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation. A transfer of assets or issuance of Equity Interests by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary will not be deemed to be an Asset Sale.

     Within 360 days of any Asset Sale, the Company may, at its option, apply an amount equal to the Net Proceeds from such Asset Sale either (a) to permanently reduce Senior Debt, or (b) to an investment in a Restricted Subsidiary or in another business or capital expenditure or other long-term/tangible assets, in each case, in the same line of business as the Company or any of its Restricted Subsidiaries was engaged in on the date of the Indenture or in businesses similar or reasonably related thereto. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Bank Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from such Asset Sale that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company shall make an offer to all holders of Notes and the holders of any future Indebtedness ranking pari passu with the Notes, which Indebtedness contains similar provisions requiring the Company to repurchase such Indebtedness (an "Asset Sale Offer"), to purchase the maximum principal amount of Notes and such other Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture; provided, however, that prior to making any such Asset Sale Offer, the Company may, to the extent required by the 1996 Indenture, use such Excess Proceeds to repurchase the 1996 Notes. To the extent that the aggregate amount of Notes and other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

Selection and Notice

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest and Liquidated Damages, if any, will cease to accrue on Notes or portions thereof called for redemption.

Certain Covenants

Restricted Payments

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (a) declare or pay any dividend or make any distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or such Restricted Subsidiary or dividends or distributions payable to the Company or any Restricted Subsidiary); (b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary); (c) purchase, redeem or otherwise acquire or retire prior to scheduled maturity for value any Indebtedness that is subordinated in right of payment to the Notes or (d) make any Investment other than a Permitted Investment (all such payments and other actions set forth in clauses (a) through (d) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

     (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

     (ii) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;" and

     (iii) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the 1996 Indenture is less than (x) the cumulative EBITDA of the Company, minus 1.75 times the cumulative Consolidated Interest Expense of the Company, in each case for the period (taken as one accounting period) from June 30, 1996, to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, plus (y) the aggregate net Equity Proceeds received by the Company from the issuance or sale since the date of the 1996 Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests or convertible debt securities sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (z) $2.0 million.

     The foregoing provisions will not prohibit (A) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (B) the redemption, repurchase, retirement or other acquisition or retirement for value of any Equity Interests of the Company in exchange for, or with the net cash proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); (C) the defeasance, redemption, repurchase, retirement or other acquisition or retirement for value of Indebtedness that is subordinated or pari passu in right of payment to the Notes in exchange for, or with the net cash proceeds of, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock);
(D) the defeasance, redemption, repurchase, retirement or other acquisition or retirement for value of Indebtedness that is subordinated or pari passu in right of payment to the Notes in exchange for, or with the net cash proceeds of, a substantially concurrent issue and sale (other than to the Company or any of its Restricted Subsidiaries) of Refinancing Indebtedness; (E) the repurchase of any Indebtedness subordinated or pari passu in right of payment to the Notes at a purchase price not greater than 101% of the principal amount of such Indebtedness in the event of a Change of Control in accordance with provisions similar to the "Change of Control" covenant, provided that prior to or contemporaneously with such repurchase the Company has made the Change of Control Offer as provided in such covenant with respect to the Notes and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer; and (F) additional payments to current or former employees or directors of the Company for repurchases of stock, stock options or other equity interests, provided that the aggregate amount of all such payments under this clause (F) does not exceed $0.5 million in any year and $2.0 million in the aggregate.

     The Restricted Payments described in clauses (B), (C), (E) and (F) of the immediately preceding paragraph will be Restricted Payments that will be permitted to be taken in accordance with such paragraph but will reduce the amount that would otherwise be available for Restricted Payments under clause
(iii) of the first paragraph of this section, and the Restricted Payments described in clauses (A) and (D) of the immediately preceding paragraph will be Restricted Payments that will be permitted to be taken in accordance with such paragraph and will not reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph of this section.

     If an Investment results in the making of a Restricted Payment, the aggregate amount of all Restricted Payments deemed to have been made as calculated under the foregoing provision will be reduced by the amount of any net reduction in such Investment (resulting from the payment of interest or dividends, loan repayment, transfer of assets or otherwise) to the extent such net reduction is not included in the Company's EBITDA; provided, however, that the total amount by which the aggregate amount of all Restricted Payments may be reduced may not exceed the lesser of (a) the cash proceeds received by the Company and its Restricted Subsidiaries in connection with such net reduction and (b) the initial amount of such Investment.

     If the aggregate amount of all Restricted Payments calculated under the foregoing provision includes an Investment in an Unrestricted Subsidiary or other Person that thereafter becomes a Restricted Subsidiary, such Investment will no longer be counted as a Restricted Payment for purposes of calculating the aggregate amount of Restricted Payments. For the purpose of making any calculations under the Indenture, (a) an Investment will include the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and will exclude the fair market value of the net assets of any Unrestricted Subsidiary that is designated as a Restricted Subsidiary, (b) any property transferred to or from an Unrestricted Subsidiary will be valued at fair market value at the time of such transfer, provided that, in each case, the fair market value of an asset or property is as determined by the Board of Directors in good faith, and
(c) subject to the foregoing, the amount of any Restricted Payment, if other than cash, will be determined by the Board of Directors, whose good faith determination will be conclusive.

     The Board of Directors may designate a Restricted Subsidiary to be an Unrestricted Subsidiary in compliance with the covenant entitled "Unrestricted Subsidiaries." Upon such designation, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments made at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Incurrence of Indebtedness and Issuance of Preferred Stock

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness and may permit a Restricted Subsidiary to incur Indebtedness if at the time of such incurrence and after giving effect thereto the Leverage Ratio would be less than 6.5 to 1.0.

     The foregoing limitations do not apply to (a) the incurrence by the Company or any Restricted Subsidiary of Senior Bank Debt in an aggregate amount not to exceed $100.0 million at any one time outstanding, (b) the issuance by the Restricted Subsidiaries of Subsidiary Guarantees, (c) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness, (d) the issuance by the Company of the Notes, (e) the incurrence by the Company and its Restricted Subsidiaries of Capital Lease Obligations and/or additional Indebtedness constituting purchase money obligations up to an aggregate of $2.5 million at any one time outstanding, provided that the Liens securing such Indebtedness constitute Permitted Liens, (f) the incurrence of Indebtedness between (i) the Company and its Restricted Subsidiaries and (ii) the Restricted Subsidiaries, (g) Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding,
(h) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness arising out of letters of credit, performance bonds, surety bonds and bankers' acceptances incurred in the ordinary course of business up to an aggregate of $2.0 million at any one time outstanding, (i) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock, and (j) the incurrence by the Company and its Restricted Subsidiaries of Refinancing Indebtedness issued in exchange for, or the proceeds of which are used to repay, redeem, defease, extend, refinance, renew, replace or refund, Indebtedness referred to in clauses (b) through (e) above, and this clause (j).

Liens

     The Indenture provides that neither the Company nor any of its Restricted Subsidiaries may directly or indirectly create, incur, assume or suffer to exist any Lien (other than a Permitted Lien) upon any property or assets now owned or hereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income therefrom, unless (a) in the case of any Lien securing any Indebtedness that is subordinate to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (b) in the case of any other Lien, the Notes are equally and ratably secured with the obligation or liability secured by such Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (b) make loans or advances to the Company or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (1) Existing Indebtedness, (2) the Credit Agreement as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive in the aggregate with respect to such dividend and other payment restrictions than those contained in the Credit Agreement as in effect on the date of the Indenture, (3) the Indenture and the Notes, (4) applicable law, (5) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the EBITDA of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture, (6) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (7) restrictions on the transfer of property subject to purchase money obligations or Capital Lease Obligations otherwise permitted by clause (e) of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock," or (8) permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced.

Merger, Consolidation, or Sale of Assets

     The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless: (a) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes, the Indenture (pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee) and the Registration Rights Agreement; (c) immediately after such transaction no Default or Event of Default exists; and (d) the Company or any Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, will, at the time of such transaction and after giving pro forma effect thereto, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock."

Transactions with Affiliates

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a non-Affiliated Person and (b) the Company delivers to the Trustee (i) with respect to any Affiliate Transaction involving aggregate payments in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above and such Affiliate Transaction is approved by a majority of the disinterested members of the Board of Directors and (ii) with respect to any Affiliate Transaction involving aggregate payments in excess of $5.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary from a financial point of view issued by an investment banking firm of national standing; provided, however, that (A) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, (B) transactions between or among the Company and/or its Restricted Subsidiaries, (C) transactions permitted by the provisions of the Indenture described above under the covenant entitled "Restricted Payments" and (D) the grant of stock, stock options or other equity interests to employees and directors of the Company in accordance with duly adopted Company stock grant, stock option and similar plans, in each case, shall not be deemed Affiliate Transactions; and further provided that (1) the provisions of clause (b) shall not apply to sales of inventory by the Company or any Restricted Subsidiary to any Affiliate in the ordinary course of business and (2) the provisions of clause (b) (ii) shall not apply to loans or advances to the Company or any Restricted Subsidiary from, or equity investments in the Company or any Restricted Subsidiary by, any Affiliate to the extent permitted by the provisions of the Indenture described above under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock."

Certain Senior Subordinated Debt

     The Indenture provides that (a) the Company will not incur any Indebtedness that is subordinated or junior in right of payment to any Senior Debt of the Company and senior in any respect in right of payment to the Notes, and (b) the Company will not permit any Restricted Subsidiary to incur any Indebtedness that is subordinated or junior in right of payment to its Senior Debt and senior in any respect in right of payment to its Subsidiary Guarantee.

Additional Subsidiary Guarantees

     The Indenture provides that if any entity (other than an Excluded Restricted Subsidiary) becomes a Restricted Subsidiary after the date of the Indenture, then such Restricted Subsidiary shall execute a Subsidiary Guarantee and deliver an opinion of counsel with respect thereto, in accordance with the terms of the Indenture.

     The Indenture provides that no Restricted Subsidiary may consolidate with or merge with or into (whether or not such Restricted Subsidiary is the surviving Person), another Person (other than the Company) whether or not affiliated with such Restricted Subsidiary unless (a) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Restricted Subsidiary) assumes all the obligations of such Restricted Subsidiary under its Subsidiary Guaranty, if any, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee; (b) immediately after giving effect to such transaction, no Default or Event of Default exists; and (c) such Restricted Subsidiary, or any Person formed by or surviving any such consolidation or merger, would be permitted to incur, immediately after giving effect to such transaction, at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock."

     The Indenture provides that in the event of (a) a sale or other disposition of all of the assets of any Restricted Subsidiary, by way of merger, consolidation or otherwise, (b) a sale or other disposition of all of the capital stock of any Restricted Subsidiary, or (c) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the covenant entitled "Unrestricted Subsidiaries," then such Subsidiary (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Restricted Subsidiary or in the event of the designation of such Restricted Subsidiary as an Unrestricted Subsidiary) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Restricted Subsidiary) will be released and relieved of any obligations under its Subsidiary Guarantee, provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "Repurchase at the Option of Holders--Asset Sales."

Unrestricted Subsidiaries

     The Board of Directors may designate any Subsidiary (including any Restricted Subsidiary or any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as: (i) neither the Company nor any Restricted Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary; (ii) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; (iii) any Investment in such Subsidiary deemed to be made as a result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of the covenant entitled "Restricted Payments;" (iv) neither the Company nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than (A) those that might be obtained at the time from Persons who are not Affiliates of the Company or (B) administrative, tax sharing and other ordinary course contracts, agreements, arrangements and understandings or obligations entered into in the ordinary course of business; and (v) neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional shares of Capital Stock or other Equity Interests in such Subsidiary, or to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results other than as permitted under the covenant entitled "Restricted Payments." Notwithstanding the foregoing, the Company may not designate as an Unrestricted Subsidiary any Subsidiary which, on the date of the Indenture, is a Significant Subsidiary, and may not sell, transfer or otherwise dispose of any properties or assets of any such Significant Subsidiary to an Unrestricted Subsidiary, other than in the ordinary course of business.

     The Board of Directors may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (i) such Indebtedness is permitted under the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant and (ii) no Default or Event of Default would occur as a result of such designation.

Limitation on Sale and Leaseback Transactions

     The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless (a) the consideration received in such Sale and Leaseback Transaction is at least equal to the fair market value of the property sold, as determined by a resolution of the Board of Directors of the Company, and (b) the Company or such Restricted Subsidiary could incur the Attributable Indebtedness in respect of such Sale and Leaseback Transaction in compliance with the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock."

Reports

     Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the holders of Notes (a) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (b) all financial information that would be required to be included in a Form 8-K filed with the Commission if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to investors who request it in writing.

Events of Default and Remedies

     The Indenture provides that each of the following constitutes an "Event of Default": (a) default for 30 days in the payment when due of interest on the Notes or Liquidated Damages, if any, on the Old Notes prior to the Exchange Offer (whether or not prohibited by the subordination provisions of the Indenture); (b) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (c) failure by the Company to comply with the provisions described under "Change of Control;" (d) failure by the Company or any Guarantor for 60 days after written notice from the Trustee or holders of not less than 25% of the aggregate principal amount of the Notes outstanding to comply with any of its other agreements in the Indenture, Notes or the Subsidiary Guarantees; (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee exists on the date of the Indenture or is created thereafter, if (i) such default results in the acceleration of such Indebtedness prior to its express maturity or shall constitute a default in the payment of such Indebtedness at final maturity of such Indebtedness, and (ii) the principal amount of any such Indebtedness that has been accelerated or not paid at maturity, when added to the aggregate principal amount of all other such Indebtedness that has been accelerated or not paid at maturity, exceeds $5.0 million; (f) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments remain unpaid, undischarged or unstayed for a period of 60 days; (g) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that are Significant Subsidiaries; and (h) except as permitted by the Indenture or the Subsidiary Guarantees, any Subsidiary Guarantee issued by a Restricted Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Restricted Subsidiary or any Person acting on behalf of any Restricted Subsidiary shall deny or disaffirm in writing its obligations under its Subsidiary Guarantee.

     If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; provided, however, that if any Obligation with respect to Senior Bank Debt is outstanding pursuant to the Credit Agreement upon a declaration of acceleration of the Notes, the principal, premium, if any, and interest on the Notes will not be payable until the earlier of (i) the day which is five business days after written notice of acceleration is received by the Company and the Credit Agent, or (ii) the date of acceleration of the Indebtedness under the Credit Agreement. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Restricted Subsidiary that is a Significant Subsidiary, the principal of, and premium, if any, and any accrued and unpaid interest on all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (e) of the preceding paragraph, the declaration of acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in clause (e) have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days from the date of such declaration and if (i) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a competent jurisdiction, and (ii) all existing Events of Default, except non-payment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the Make Whole Price or premium, as applicable, that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, the applicable Make Whole Price, or an equivalent premium, as the case may be, shall become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

     The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest (and Liquidated Damages, if any, on the Old Notes prior to the Exchange Offer) on, or the principal of, the Notes. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

     No director, officer, employee, incorporator or stockholder of the Company or any Restricted Subsidiary, as such, shall have any liability for any obligations of the Company or any Restricted Subsidiary under the Notes, the Subsidiary Guarantees, the Indenture or the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note and the Subsidiary Guarantees waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Subsidiary Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (a) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (b) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (c) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (d) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance"), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in Dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, of such principal or installment of principal of, premium, if any, or interest on the outstanding Notes; (b) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (i) the Company has received from, or there has been published by, the Internal Revenue Service (the "IRS") a ruling or (ii) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(c) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (f) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (g) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (h) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

     A holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

     The registered holder of a Note will be treated as the owner of it for all purposes.

Book-Entry, Delivery and Form

     The Old Notes, whether sold in the United States in reliance on Rule 144A or in offshore transactions in reliance on Regulation S under the Securities Act, are represented by a single, permanent Global Note (which has been subdivided) in definitive, fully-registered form without interest coupons in minimum denominations of $1,000 and integral multiples in excess thereof (the "Restricted Global Note"). The Restricted Global Note was deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC for credit to the respective accounts of the purchasers at DTC, Morgan Guaranty Trust Company of New York, Brussels Office, as operators of Euroclear or Cedel Bank.

     The Restricted Global Note, to the extent directed by the holders thereof in their Letters of Transmittal, will be exchanged through book-entry electronic transfer for a new Global Note in definitive fully-registered form without interest coupons registered in the name of a nominee of DTC and held by the Trustee as custodian. Except in the limited circumstances described below, owners of beneficial interests in the Global Note will not be entitled to receive physical delivery of Notes.

     Any Old Notes that, subsequent to the consummation of the offering of Old Notes, were or, prior to the consummation of the Exchange Offer, will be (i) transferred to institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) who are not "qualified institutional buyers" ("QIBs") (as defined in Rule 144A) ("IAIs"); (ii) issued in the limited circumstances described below; or (iii) issued as provided in the Indenture in reliance upon Rule 144 under the Securities Act, have been or will be issued in definitive, fully registered form without interest coupons in minimum denominations of $1,000 and integral multiples in excess thereof (the "Definitive Notes"). Upon the purchase of a Note, each IAI has been or will be required to execute and deliver to the Company and the Trustee a letter containing certain representations and agreements relating to the transfer of the Notes (the form of which letter can be obtained from the Trustee) and an opinion of counsel, if the Company or the Trustee so requests. If Definitive Notes initially issued to an IAI are transferred to a QIB in reliance on Rule 144A or to non-U.S. persons in compliance with Regulation S, such Definitive Notes will, unless the Restricted Global Note has previously been exchanged in whole for Definitive Notes, be exchanged for an interest in the Restricted Global Note. The Definitive Notes, to the extent directed by the holder thereof, will be exchanged for New Notes in definitive fully registered form without interest coupons.

     The Notes are not issuable in bearer form. The Global Note may be transferred, in whole or in part, only to another nominee of DTC.

The Global Note

     Upon the issuance of the Global Note, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by the Global Note to the accounts of persons who have accounts with DTC. Ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC, or its nominee, is the registered owner or holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture and the Notes. Owners of beneficial interests in the Global Note will not be considered to be the owners or holders of any Notes under the Indenture. In addition, no beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein and, if applicable, those of Euroclear and Cedel
Bank).

     Investors may hold their interests in the Global Note directly through DTC if they are participants in DTC, or indirectly through organizations which are participants in DTC, including Cedel Bank and Euroclear. Cedel Bank and Euroclear will hold interests in the Global Note on behalf of their participants through their respective depositaries, which in turn will hold such interests in the Global Note in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, New York will initially act as depositary for Cedel Bank and The Chase Manhattan Bank, New York will initially act as depositary for Euroclear.

     Payments of the principal, interest, premium (and Liquidated Damages, if any, on the Global Note for the Old Notes) on the Global Note will be made to DTC or its nominee, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal, interest, premium (or Liquidated Damages, if any, on the Global Note for the Old Notes) in respect of the Global Note, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants, including Cedel Bank and Euroclear, will be governed by standing instructions and customary practices and, in the case of Cedel Bank and Euroclear, in accordance with the relevant system's rules and procedures. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in Global Note to such persons may be limited. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in the Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest. Transfers between participants in Euroclear and Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Cross-market transfers between DTC participants, on the one hand, and directly or indirectly through Euroclear or Cedel Bank participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Cedel Bank, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel Bank, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Cedel Bank, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Cedel Bank participants and Euroclear participants may not deliver instructions directly to the depositaries for Cedel Bank or Euroclear.

     Because of time zone differences, the securities account of a Euroclear or Cedel Bank participant purchasing an interest in the Global Note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear and Cedel Bank) immediately following the DTC settlement date, and such credit will be reported to the relevant Euroclear or Cedel Bank participant on such processing day. Cash received in Euroclear or Cedel Bank as a result of sales of interests in the Global Note by or through a Euroclear or Cedel Bank participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Cedel Bank cash accounts only as of the business day following settlement in DTC.

     The Company expects that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Old Notes in exchange for New Notes as described below) only at the direction of one or more participants to whose account with DTC interests in the Restricted Global Note or the Global Note, as the case may be, are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if an Event of Default has occurred and is continuing or in the limited circumstances described below, DTC will surrender the Global Note and certificated notes in definitive form will be distributed to its participants. The giving of notices and other communications by DTC to participants in DTC, by participants in DTC to persons who hold accounts with them and by such persons to holders of beneficial interests in the Global Note will be governed by arrangements between them, subject to any statutory or regulatory requirements as may exist from time to time.

     The Company understands that DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for its participants and facilitates the clearance and settlement of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

     Although DTC, Cedel Bank and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, Cedel Bank and Euroclear, they are under no obligation to perform or continue to perform such procedures, and such procedures may be changed or discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Cedel Bank or Euroclear or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     The Global Note is exchangeable for definitive Notes (i) if the Depositary notifies the Company that it is unwilling or unable to continue as Depositary of the Global Note and the Company thereupon fails to appoint a successor Depositary; (ii) if the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Notes in definitive registered form; or (iii) if there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the Notes. Such definitive Notes shall be registered in the names of the owners of the beneficial interests in the Global Note as provided by the participants. Upon issuance of the Notes in definitive form, the Trustee is required to register the Notes in the name of, and cause the Notes to be delivered to, the person or persons (or the nominee thereof) identified as the beneficial owners, as the Depositary shall direct.

Settlement

     Payments in respect of the Notes represented by the Global Note (including principal, interest, premium (and Liquidated Damages, if any, on the Old Notes prior to the Exchange Offer)) will be made by wire transfer in immediately available funds to the accounts specified by the registered owner of the Global Note. With respect to any certificated Notes, the Company will make all payments of principal, interest, premium (and Liquidated Damages, if any, on the Old Notes prior to the Exchange Offer), by wire transfer in immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to such holder's registered address. Secondary trading in long-term notes of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the beneficial interests in the Global Note trade in DTC's Same-Day Funds Settlement System, in which secondary market trading activity in those beneficial interests is required by DTC to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests.

Amendment, Supplement and Waiver

     Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder of Notes): (a) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver; (b) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes in a manner adverse to the holders of the Notes; (c) reduce the rate of or change the time for payment of interest on any Note; (d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration); (e) make any Note payable in money other than that stated in the Notes; (f) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;
(g) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "Repurchase at the Option of Holders"); (h) except pursuant to the Indenture, release any Restricted Subsidiary from its obligations under its Subsidiary Guarantee, or change any Subsidiary Guarantee in any manner that would materially adversely affect the holders; or (i) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to holders of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions. However, if it acquires any conflicting interest it must eliminate such conflict within 90 days, resign or apply to the Commission for permission to continue.

     The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

     Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to Iron Mountain Incorporated, 745 Atlantic Avenue, Boston, MA 02111, Attention: Executive Vice President/Chief Financial Officer.

Certain Definitions

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (a) Indebtedness of any other Person, existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person and (b) Indebtedness encumbering any asset acquired by such specified Person.


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

     "Acquisition EBITDA" means, as of any date of determination, with respect to an Acquisition EBITDA Entity, the sum of (a) EBITDA of such Acquisition EBITDA Entity for its last fiscal quarter for which financial statements are available at such date of determination (adjusted to give pro forma effect to any acquisition or disposition of a business or Person by such Acquisition EDITDA Entity consummated during the period covered by, or after the date of, such quarterly financial statements), multiplied by four (or if such quarterly statements are not available, EBITDA for the most recent fiscal year for which financial statements are available), plus (b) projected quantifiable improvements in operating results (on an annualized basis) due to cost reductions calculated in good faith by the Company or one of its Restricted Subsidiaries, as certified by an Officers' Certificate filed with the Trustee, without giving effect to any operating losses of the acquired Person.

     "Acquisition EBITDA Entity" means, as of any date of determination, a business or Person (a) which has been acquired by the Company or one of its Restricted Subsidiaries and with respect to which financial results on a consolidated basis with the Company have not been made available for an entire fiscal quarter or (b) which is to be acquired in whole or in part with Indebtedness, the incurrence of which will require the calculation on such date of the Acquisition EBITDA of such Acquisition EBITDA Entity for purposes of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock."

     "Adjusted EBITDA" means, as of any date of determination and without duplication, the sum of (a) EBITDA of the Company and its Restricted Subsidiaries for the most recent fiscal quarter for which internal financial statements are available at such date of determination, multiplied by four, and
(b) Acquisition EBITDA of each business or Person that is an Acquisition EBITDA Entity as of such date of determination, multiplied by a fraction, (i) the numerator of which is three minus the number of months (and/or any portion thereof) in such most recent fiscal quarter for which the financial results of such Acquisition EBITDA Entity are included in the EBITDA of the Company and its Restricted Subsidiaries under clause (a) above, and (ii) the denominator of which is three. The effects of unusual or non-recurring items in respect of the Company, a Restricted Subsidiary or an Acquisition EBITDA Entity occurring in any period shall be excluded in the calculation of Adjusted EBITDA.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Attributable Indebtedness" in respect of a Sale and Leaseback Transaction means, as of the time of determination, the greater of (a) the fair market value of the property subject to such arrangement (as determined by the Board of Directors of the Company) and (b) the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining terms of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

     "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

     "Cash Equivalents" means (a) securities with maturities of one year or less from the date of acquisition, issued, fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit, time deposits, overnight bank deposits, bankers acceptances and repurchase agreements issued by a Qualified Issuer having maturities of 270 days or less from the date of acquisition, (c) commercial paper of an issuer rated at least A-2 by Standard & Poor's Rating Group, a division of McGraw Hill, Inc., or P-2 by Moody's Investors Service, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments and having maturities of 270 days or less from the date of acquisition, (d) money market accounts or funds with or issued by Qualified Issuers and (e) Investments in money market funds substantially all of the assets of which are comprised of securities and other obligations of the types described in clauses (a) through (c) above.

     "Consolidated Adjusted Net Income" means, for any period, the net income (or net loss) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding (a) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales, (c) the portion of net income (or loss) of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash dividends or distributions by such Person during such period, and (d) the net income (or loss) of any Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination.

     "Consolidated Income Tax Expense" means, for any period, the provision for federal, state, local and foreign income taxes of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, for any period, without duplication, the sum of (a) the amount which, in conformity with GAAP, would be set forth opposite the caption "interest expense" (or any like caption) on a consolidated statement of operations of the Company and its Restricted Subsidiaries for such period, including, without limitation, (i) amortization of debt discount, (ii) the net cost of interest rate contracts (including amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) amortization of debt issuance costs, and (v) the interest component of Capital Lease Obligations of the Company and its Restricted Subsidiaries, plus (b) all interest on any Indebtedness of any other Person guaranteed and paid by the Company or any of its Restricted Subsidiaries; provided, however, that Consolidated Interest Expense will not include any gain or loss from extinguishment of debt, including write-off of debt issuance costs.

     "Consolidated Non-Cash Charges" means, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and its Restricted Subsidiaries reducing Consolidated Adjusted Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge that requires an accrual of or reserve for cash charges for any future period).

     "Credit Agent" means The Chase Manhattan Bank, in its capacity as administrative agent for the lenders party to the Credit Agreement, or any successor or successors party thereto.

     "Credit Agreement" means that certain Second Amended and Restated Credit Agreement, dated as of September 26, 1997, as amended, among the Company, the lenders party thereto and the Credit Agent, as amended, restated, supplemented, modified, renewed, refunded, increased, extended, replaced or refinanced from time to time.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Senior Debt" means (a) Senior Bank Debt and (b) other Senior Debt the principal amount of which is $50.0 million or more at the date of designation by the Company in a written instrument delivered to the Trustee; provided that Senior Debt designated as Designated Senior Debt pursuant to clause (b) shall cease to be Designated Senior Debt at any time that the aggregate principal amount thereof outstanding is $10.0 million or less.

     "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, for cash or other property (other than Capital Stock that is not Disqualified Stock) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the stated maturity of the Notes.

     "Dollars" and "$" mean lawful money of the United States of America.

     "EBITDA" means for any period Consolidated Adjusted Net Income for such period increased by (a) Consolidated Interest Expense for such period, plus (b) Consolidated Income Tax Expense for such period, plus (c) Consolidated Non-Cash Charges for such period.


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

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Proceeds" means (a) with respect to Equity Interests (or debt securities converted into Equity Interests) issued or sold for cash Dollars, the aggregate amount of such cash Dollars and (b) with respect to Equity Interests (or debt securities converted into Equity Interests) issued or sold for any consideration other than cash Dollars, the aggregate Market Price thereof computed on the date of the issuance or sale thereof.

     "Excluded Restricted Subsidiary" means any Wholly Owned Restricted Subsidiary principally engaged in the records management business (including, without limitation, the Company's outsourcing and staffing businesses) domiciled outside the United States of America if the issuance of a Subsidiary Guarantee by such Subsidiary would, as determined in a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee, create a tax disadvantage that is material in relation to the aggregate amount of the Company's and any Restricted Subsidiary's Investment or proposed Investment therein.

     "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.

     "Guarantee" means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the obligation to reimburse amounts drawn down under letters of credit securing such obligations.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (a) every obligation of such Person for money borrowed, (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services, (e) every Capital Lease Obligation and every obligation of such Person in respect of Sale and Leaseback Transactions that would be required to be capitalized on the balance sheet in accordance with GAAP, (f) all Disqualified Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price, plus accrued and unpaid dividends (unless included in such maximum repurchase price), (g) all obligations of such Person under or with respect to Hedging Obligations which would be required to be reflected on the balance sheet as a liability of such Person in accordance with GAAP and (h) every obligation of the type referred to in clauses (a) through (g) of another Person and dividends of another Person the payment of which, in either case, such Person has guaranteed. For purposes of this definition, the "maximum fixed repurchase price" of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness is required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value will be determined in good faith by the board of directors of the issuer of such Disqualified Stock. Notwithstanding the foregoing, trade accounts payable and accrued liabilities arising in the ordinary course of business and any liability for federal, state or local taxes or other taxes owed by such Person shall not be considered Indebtedness for purposes of this definition. The amount outstanding at any time of any Indebtedness issued with original issue discount is the aggregate principal amount at maturity of such Indebtedness, less the remaining unamortized portion of the original issue discount of such Indebtedness at such time, as determined in accordance with GAAP.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

     "Leverage Ratio" means, at any date, the ratio of (a) the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding as of the most recent available quarterly or annual balance sheet to (b) Adjusted EBITDA, after giving pro forma effect, without duplication, to
(i) the incurrence, repayment or retirement of any Indebtedness by the Company or its Restricted Subsidiaries since the last day of the most recent full fiscal quarter of the Company, (ii) if the Leverage Ratio is being determined in connection with the incurrence of Indebtedness by the Company or a Restricted Subsidiary, such Indebtedness, and (iii) the Indebtedness to be incurred in connection with the acquisition of any Acquisition EBITDA Entity.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code, or equivalent statutes, of any jurisdiction).

     "Make-Whole Amount" means, with respect to any Note, an amount equal to the excess, if any, of (a) the present value of the remaining principal, premium and interest payments that would be payable with respect to such Note if such Note were redeemed on September 30, 2002, computed using a discount rate equal to the Treasury Rate plus 75 basis points, over (b) the outstanding principal amount of such Note.

     "Make-Whole Average Life" means, with respect to any date of redemption of Notes, the number of years (calculated to the nearest one-twelfth) from such redemption date to September 30, 2002.

     "Make-Whole Price" means, with respect to any Note, the greater of (a) the sum of the principal amount of and Make-Whole Amount with respect to such Notes, and (b) the redemption price of such Notes on September 30, 2002.

     "Market Price" means, (a) with respect to the calculation of Equity Proceeds from the issuance or sale of debt securities which have been converted into Equity Interests, the value received upon the original issuance or sale of such converted debt securities, as determined reasonably and in good faith by the Board of Directors, and (b) with respect to the calculation of Equity Proceeds from the issuance or sale of Equity Interests, the average of the daily closing prices for such Equity Interests for the 20 consecutive trading days preceding the date of such computation. The closing price for each day shall be (a) if such Equity Interests are then listed or admitted to trading on the New York Stock Exchange, the closing price on the NYSE Consolidated Tape (or any successor consolidated tape reporting transactions on the New York Stock Exchange) or, if such composite tape shall not be in use or shall not report transactions in such Equity Interests, or if such Equity Interests shall be listed on a stock exchange other than the New York Stock Exchange (including for this purpose the Nasdaq National Market), the last reported sale price regular way for such day, or in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the principal national securities exchange on which such Equity Interests are listed or admitted to trading (which shall be the national securities exchange on which the greatest number of such Equity Interests have been traded during such 20 consecutive trading days), or (b) if such Equity Interests are not listed or admitted to trading on any such exchange, the average of the closing bid and asked prices thereof in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System or any successor system, or if not included therein, the average of the closing bid and asked prices thereof furnished by two members of the National Association of Securities Dealers selected reasonably and in good faith by the Board of Directors for that purpose. In the absence of one or more such quotations, the Market Price for such Equity Interests shall be determined reasonably and in good faith by the Board of Directors.

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, which amount is equal to the excess, if any, of (a) the cash received by the Company or such Restricted Subsidiary (including any cash payments received by way of deferred payment pursuant to, or monetization of, a note or installment receivable or otherwise, but only as and when received) in connection with such disposition over (b) the sum of (i) the amount of any Indebtedness which is secured by such asset and which is required to be repaid in connection with the disposition thereof, plus (ii) the reasonable out-


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

of-pocket expenses incurred by the Company or such Restricted Subsidiary, as the case may be, in connection with such disposition or in connection with the transfer of such amount from such Restricted Subsidiary to the Company, plus
(iii) provisions for taxes, including income taxes, attributable to the disposition of such asset or attributable to required prepayments or repayments of Indebtedness with the proceeds thereof, plus (iv) if the Company does not first receive a transfer of such amount from the relevant Restricted Subsidiary with respect to the disposition of an asset by such Restricted Subsidiary and such Restricted Subsidiary intends to make such transfer as soon as practicable, the out-of-pocket expenses and taxes that the Company reasonably estimates will be incurred by the Company or such Restricted Subsidiary in connection with such transfer at the time such transfer is expected to be received by the Company (including, without limitation, withholding taxes on the remittance of such amount).

     "Obligations" means any principal, interest (including post-petition interest, whether or not allowed as a claim in any proceeding), penalties, fees, costs, expenses, indemnifications, reimbursements, damages and other liabilities payable under or in connection with any Indebtedness.

     "Officers' Certificate" means a certificate signed, unless otherwise specified, by any two of the Chairman of the Board, a Vice Chairman of the Board, the President, the Chief Financial Officer, the Controller, or an Executive Vice President of the Company, and delivered to the Trustee.

     "Permitted Investments" means (a) any Investments in the Company or in a Restricted Subsidiary (other than an Excluded Restricted Subsidiary) of the Company, including without limitation the Guarantee of Indebtedness permitted under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;" (b) any Investments in Cash Equivalents; (c) Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary (other than an Excluded Restricted Subsidiary) of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary (other than an Excluded Restricted Subsidiary) of the Company; (d) Investments in assets (including accounts and notes receivable) owned or used in the ordinary course of business; (e) Investments for any purpose related to the Company's records management business (including, without limitation, the Company's outsourcing and staffing businesses) in an aggregate outstanding amount not to exceed $10.0 million; and
(f) Investments by the Company or a Restricted Subsidiary (other than an Excluded Restricted Subsidiary) in one or more Excluded Restricted Subsidiaries, the aggregate outstanding amount of which does not exceed 10% of the consolidated assets of the Company and its Restricted Subsidiaries.

     "Permitted Liens" means:

   (a) Liens existing as of the date of issuance of the Notes;

   (b) Liens on property or assets of the Company or any Restricted Subsidiary securing Senior Debt;

   (c) Liens on any property or assets of a Restricted Subsidiary granted in favor of the Company or any Wholly Owned Restricted Subsidiary;

   (d) Liens securing the Notes or the Guarantees;

   (e) any interest or title of a lessor under any Capital Lease Obligation or Sale and Leaseback Transaction so long as the Indebtedness, if any, secured by such Lien does not exceed the principal amount of Indebtedness permitted under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;"

   (f) Liens securing Acquired Debt created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary; provided that such Lien does not extend to any property or assets of the Company or any Restricted Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Debt;

   (g) Liens securing Hedging Obligations permitted to be incurred pursuant to clause (g) of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;"

   (h) Liens arising from purchase money mortgages and purchase money security interests, or in respect of the construction of property or assets, incurred in the ordinary course of the business of the Company or a Restricted Subsidiary; provided that (i) the related Indebtedness is not secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired or constructed and (ii) the Lien securing such Indebtedness is created within 60 days of such acquisition or construction;

   (i) statutory Liens or landlords' and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

   (j) Liens for taxes, assessments, government charges or claims with respect to amounts not yet delinquent or that are being contested in good faith by appropriate proceedings diligently conducted, if a reserve or other appropriate provision, if any, as is required in conformity with GAAP has been made therefor;

   (k) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than contracts for the payment of money);

   (l) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Restricted Subsidiary incurred in the ordinary course of business;

   (m) Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

   (n) Liens arising under options or agreements to sell assets;

   (o) other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed $1.0 million in the aggregate at any one time outstanding; and

   (p) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (o); provided that any such extension, renewal or replacement shall not extend to any additional property or assets.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Principal Stockholders" means each of Vincent J. Ryan, Schooner Capital Corporation, C. Richard Reese, Eugene B. Doggett, and their respective Affiliates.

     "Qualified Equity Offering" means an offering of Capital Stock, other than Disqualified Stock, of the Company for Dollars, whether registered or exempt from registration under the Securities Act.

     "Qualified Issuer" means (a) any lender party to the Credit Agreement or
(b) any commercial bank (i) which has capital and surplus in excess of $500,000,000 and (ii) the outstanding short-term debt securities of which are rated at least A-2 by Standard & Poor's Rating Group, a division of McGraw-Hill, Inc. or at least P-2 by Moody's Investors Service, or carry an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

     "Qualifying Sale and Leaseback Transaction" means any Sale and Leaseback Transaction between the Company or any of its Restricted Subsidiaries and any bank, insurance company or other lender or investor providing for the leasing to the Company or such Restricted Subsidiary of any property (real or personal) which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor and where the property in question has been constructed or acquired after the date of the Indenture.

     "Refinancing Indebtedness" means new Indebtedness incurred or given in exchange for, or the proceeds of which are used to repay, redeem, defease, extend, refinance, renew, replace or refund, other Indebtedness; provided, however, that (a) the principal amount of such new Indebtedness shall not exceed the principal amount of Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded (plus the amount of fees, premiums, consent fees, prepayment penalties and expenses incurred in connection therewith); (b) such Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded or shall mature after the maturity date of the Notes; (c) to the extent such Refinancing Indebtedness refinances Indebtedness that has a final maturity date occurring after the initial scheduled maturity date of the Notes, such new Indebtedness shall have a final scheduled maturity not earlier than the final scheduled maturity of the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded and shall not permit redemption at the option of the holder earlier than the earliest date of redemption at the option of the holder of the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded; (d) to the extent such Refinancing Indebtedness refinances Indebtedness subordinate to the Notes, such Refinancing Indebtedness shall be subordinated in right of payment to the Notes and to the extent such Refinancing Indebtedness refinances Notes or Indebtedness pari passu with the Notes, such Refinancing Indebtedness shall be pari passu with or subordinated in right of payment to the Notes, in each case on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded; and (e) with respect to Refinancing Indebtedness incurred by a Restricted Subsidiary, such Refinancing Indebtedness shall rank no more senior, and shall be at least as subordinated, in right of payment to the Subsidiary Guarantee of such Restricted Subsidiary as the Indebtedness being extended, refinanced, renewed, replaced or refunded.

     "Restricted Subsidiary" means (a) each direct or indirect Subsidiary of the Company existing on the date of the Indenture and (b) any other direct or indirect Subsidiary of the Company formed, acquired or existing after the date of the Indenture, in each case which is not designated by the Board of Directors as a "Unrestricted Subsidiary."

     "Sale and Leaseback Transaction" means any transaction or series of related transactions pursuant to which a Person sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

     "Senior Bank Debt" means all Obligations outstanding under or in connection with the Credit Agreement (including Guarantees of such Obligations by Subsidiaries of the Company).

     "Senior Debt" means (a) the Senior Bank Debt and (b) any other Indebtedness permitted to be incurred by the Company or any Restricted Subsidiary, as the case may be, under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is (i) on a parity with or subordinated in right of payment to the Notes or
(ii) subordinated to Senior Debt on terms substantially similar to those of the Notes. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include (i) any liability for federal, state, local or other taxes owed or owing by the Company, (ii) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (iii) any trade payables or (iv) any Indebtedness that is incurred in violation of the Indenture, provided that such Indebtedness shall be deemed not to have been incurred in violation of the Indenture for purposes of this clause (iv) if, in the case of any obligations under the Credit Agreement, the holders of such obligations or their agent or representative shall have received a representation from the Company to the effect that the incurrence of such Indebtedness does not violate the provisions of the Indenture.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

     "Treasury Rate" means, at any time of computation, the yield to maturity at such time (as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519), which has become publicly available at least two business days prior to the date of the redemption notice or, if such Statistical Release is no longer published, any publicly available source of similar market data) of United States Treasury securities with a constant maturity most nearly equal to the Make-Whole Average Life; provided, however, that if the Make-Whole Average Life is not equal to the constant maturity of the United States Treasury security for which a weekly average yield


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

is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Make-Whole Average Life is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     "Unrestricted Subsidiary" means (a) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary in accordance with the "Unrestricted Subsidiaries" covenant and (b) any Subsidiary of an Unrestricted Subsidiary.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of the Company all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by the Company or by one or more Wholly Owned Restricted Subsidiaries of the Company.


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

                CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following summary, which describes the principal U.S. federal income tax consequences resulting from the exchange of Old Notes for New Notes and the ownership and disposition of New Notes, is based upon laws, regulations, rulings and decisions currently in effect, and as currently interpreted, all of which are subject to change. There can be no assurance that future changes in the law will not significantly affect the tax treatment of holders as described herein, any of which changes may be applied retroactively. The discussion does not purport to deal with all aspects of United Stated federal taxation that may be relevant to particular investors in light of their specific investment circumstances, nor does it discuss United States federal tax laws applicable to holders that may be subject to special tax rules such as life insurance companies; broker-dealers; tax-exempt organizations; financial institutions; custodians, nominees or similar financial intermediaries holding Notes for others; holders that will hold a Note as a position in a "straddle," or as part of a "hedging," "conversion" or "integrated" transaction for U.S. federal income tax purposes; holders subject to the alternative minimum tax; holders having a "functional currency" for U.S. federal income tax purposes other than the U.S. dollar; and Non-U.S. holders (as defined below) that are entitled to claim the benefits of tax treaties to which the United States is a party. In addition, the discussion does not consider the effect of any foreign, state, local or other tax laws that may be applicable to a particular holder. This discussion assumes that holders will hold the Notes as capital assets within the meaning of Section 1221 of the Code.

     EACH HOLDER IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISERS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF EXCHANGING OLD NOTES FOR NEW NOTES AND HOLDING AND DISPOSING OF THE NEW NOTES.

Exchange Offer

     An exchange of Old Notes for New Notes pursuant to the Exchange Offer should be regarded for federal income tax purposes as a continuation of the Old Notes, and a holder should have the same adjusted basis and holding period in the New Notes upon receipt as it had in the Old Notes immediately before the exchange.

The Notes

     For U.S. federal income tax purposes, each Note will be treated as indebtedness issued by the Company.

U. S. Holders

     For purposes of this summary, a "U.S. holder" is a holder of Notes that is an individual who is a citizen or resident of the United States; a corporation, partnership or other business entity created or organized under the laws of the United States or any state or political subdivision thereof; an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. fiduciaries who have the authority to control all substantial decisions of the trust.

Interest

     Interest on a Note will be includible in the gross income of a U.S. holder as ordinary interest income at the time the interest is received or when it accrues in accordance with the U.S. holder's regular method of tax accounting. Such interest will be treated as U.S. source income for U.S. federal income tax purposes.

Disposition

     A U.S. holder will recognize taxable gain or loss on the sale, exchange, redemption, retirement or other disposition of a Note in an amount equal to the difference between the amount realized from such disposition (other than amounts attributable to accrued interest which would otherwise be taxable as ordinary interest income) and the holder's adjusted tax basis in the Note. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held the Note for more than one year at the time of disposition; preferential rates of tax may apply to gains recognized upon the disposition of Notes held for more than eighteen months.


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

Non-U. S. Holders

     Payments of interest on the Notes to any holder other than a U.S. holder (a "Non-U.S. holder") will generally not be subject to U.S. federal income or withholding tax, provided that (1) the Non-U.S. holder is not (i) a direct or indirect owner of 10 percent or more of the total voting power of all voting stock of Iron Mountain or (ii) a controlled foreign corporation related to Iron Mountain within the meaning of Section 864(d)(4) of the Code, (2) such interest is not effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States, and (3) Iron Mountain or its paying agent receives (i) from the Non-U.S. holder, a properly completed Form W-8 (or substitute Form W-8), signed under the penalties of perjury, which provides the Non-U.S. holder's name and address and certifies that the Non-U.S. holder of the Note is a Non-U.S. holder or (ii) from a security clearing organization, bank or other financial institution that holds the Notes in the ordinary course of its trade or business (a "financial institution") on behalf of the Non-U.S. holder, a statement certifying under penalties of perjury that it has received such a Form W-8 (or substitute Form W-8) from the Non-U.S. holder, or that it has received from another financial institution a statement that it has received a Form W-8 (or substitute Form W-8) from the Non-U.S. holder, and a copy of such Form W-8 of the Non-U.S. holder is furnished to the payor.

     If the payments of interest by Iron Mountain on a Note are effectively connected with the conduct by a Non-U.S. holder of a trade or business in the United States, such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U. S. holders generally (and, with respect to corporate Non-U.S. holders, may also be subject to a 30 percent branch profits tax). Payments that are subject to U.S. federal income tax on a net basis will not be subject to U. S. withholding tax so long as the Non-U.S. holder provides Iron Mountain or its paying agent with a properly executed Form 4224.

     A Non-U.S. holder will not be subject to U.S. federal income or withholding tax with respect to gain recognized on a disposition of the Notes unless (i) the gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business in the United States or (ii) in the case of a Non-U.S. holder that is an individual, such holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met.

Information Reporting and Backup Withholding

     For each calendar year in which the Notes are outstanding, Iron Mountain will be required to provide the IRS with certain information with respect to the holders of the Notes, including each holder's name, address and taxpayer identification number, the aggregate amount of principal and interest paid to that holder during the calendar year and the amount of tax withheld, if any. This reporting obligation does not apply with respect to certain holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts.

     A holder may, under certain circumstances, be subject to "backup withholding" unless such holder (i) is not subject to the reporting requirements described above and, when required, demonstrates this fact, or
(ii) provides to Iron Mountain a correct taxpayer identification number, certifies that the holder is not subject to backup withholding due to "notified payee underreporting" and otherwise complies with applicable requirements of the backup withholding rules. In addition, a holder will be subject to backup withholding if Iron Mountain has been notified by the IRS that backup withholding is required for such holder due to payee underreporting. The backup withholding rate is 31% of "reportable payments," which include interest and, under certain circumstances, principal payments. If a holder is subject to backup withholding due to such holder's failure to furnish a correct taxpayer identification number, the backup withholding will continue until the holder furnishes Iron Mountain with a correct taxpayer identification number. In addition to backup withholding, a holder who does not provide Iron Mountain with the correct taxpayer identification number may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. The amount of any backup withholding will be allowed as a credit against the holder's federal income tax liability and may entitle such holder to a refund, provided that the required information has been furnished to the IRS.

     Information reporting and backup withholding will not apply to payments to Non-U.S. holders outside the United States of principal and interest on a Note. In order to avoid backup withholding on payments of interest and principal made in the United States, a Non-U.S. holder of the Notes must generally complete and provide the payor with a Form W-8 or other documentary evidence certifying that such Non-U.S. holder is an exempt foreign person. Payments of the proceeds from the sale by a Non-U.S. holder of a Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation, or a foreign person 50% or more of whose gross income is effectively connected with a U. S. trade or business for a specified three-year period, information reporting requirements may apply to such payments. Payments of the proceeds from the sale by a Non-U.S. holder of a Note made to or through the United States office of a broker will be subject to information reporting and backup withholding unless the Non-U.S. holder or beneficial owner certifies its status as such or otherwise establishes an exemption from information reporting and backup withholding.

     The foregoing information reporting and backup withholding rules are currently under review by the IRS and proposed regulations would modify certain of those rules if enacted in their current form. Accordingly, the application of such rules to the Notes could be changed.

                             PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company and the Guarantors have agreed to make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of 180 days from the date of the consummation of the Exchange Offer, or such shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Notes and resold by such broker-dealers.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own accounts pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market or, in negotiated transactions or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "Underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days from the date of this Prospectus, or such shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Notes and resold by such broker-dealer, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter to Transmittal. The Company has agreed to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act.

                             TRANSFER RESTRICTIONS

     Unless and until an Old Note is exchanged for a New Note pursuant to the Exchange Offer, it will bear the following legend on the face thereof:

   THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION.

   EACH HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES TO (A) OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY ONLY (1) TO THE COMPANY,
   (2) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (3) TO A PERSON IT REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (4) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (5) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT (AN "IAI") THAT, PRIOR TO SUCH TRANSFER, EXECUTES AND DELIVERS TO THE COMPANY AND THE TRUSTEE A LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE TRANSFER OF THIS

   SECURITY (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE) AND AN OPINION OF COUNSEL, IF THE COMPANY OR THE TRUSTEE SO REQUESTS OR (6) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT (AND BASED ON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS), SUBJECT IN EACH OF THE FOREGOING CASES TO APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THAT IT WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THIS SECURITY OF THE RESALE RESTRICTIONS SET FORTH IN (A) ABOVE.

     The New Notes will not contain such restrictive legend or be otherwise subject to restrictions on their transfer, except each Global Note shall bear the following legend on the face thereof:

   UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TRUST COMPANY (THE "DEPOSITORY") TO A NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.


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

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the New Notes and the Guarantees will be passed upon for Iron Mountain by Sullivan & Worcester LLP, Boston, Massachusetts Jas. Murray Howe, Secretary of Iron Mountain, is of counsel to Sullivan & Worcester LLP and beneficially owns 3,855 shares of Common Stock.

                                    EXPERTS

     The financial statements and schedule of Iron Mountain Incorporated and its subsidiaries for the three years ended December 31, 1996, incorporated by reference in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Nashville Vault Company, Ltd. for the year ended December 31, 1995, incorporated by reference in the Registration Statement, have been audited by Geo. S. Olive & Co. LLC, independent public accountants, as stated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of International Record Storage and Retrieval Services, Inc. for the year ended December 31, 1995, incorporated by reference in the Registration Statement, have been audited by Rothstein, Kass & Company, P.C., independent public accountants, as stated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of Mohawk Business Record Storage, Inc. for the year ended December 31, 1995, incorporated by reference in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of Security Archives of Minnesota for the year ended December 31, 1996, incorporated by reference in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of Wellington Financial Services, Inc. for the year ended December 31, 1996, incorporated by reference in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of Allegiance Business Archives, Ltd. for the year ended December 31, 1996, incorporated by reference in the Registration Statement, have been audited by Stout, Causey & Horning, P.A., independent public accountants, as stated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements and schedule of Safesite Records Management Corporation for the three years ended December 31, 1996, incorporated by reference in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Concorde Group, Inc. and Neil Tucker Trust for the year ended December 31, 1996, incorporated by reference in the Registration Statement, have been audited by Fisher, Schacht & Oliver LLP, independent public accountants, as stated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of Data Securities International, Inc. for the year ended December 31, 1996, incorporated by reference in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of Records Retention/FileSafe, LP for the two years ended December 31, 1996, incorporated by reference in the Registration Statement, have been audited by Abbott, Stringham & Lynch, independent public accountants, as stated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The consolidated financial statements of HIMSCORP, Inc. and Subsidiaries for the period February 1, 1995 to December 31, 1995 and for the year ended December 31, 1996 appearing in Iron Mountain Incorporated's Current Report on Form 8-K dated November 25, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such financial statements referred to above are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Arcus Technology Services, Inc. (Successor Company) for the year ended December 31, 1996 and the five months ended December 31, 1995 and the consolidated financial statements of Arcus, Inc. (Predecessor Company) for the seven months ended July 31, 1995 and the year ended December 31, 1994, included in the Current Report on Form 8-K dated November 25, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report and are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Arcus Group, Inc. for the two years in the period ended December 31, 1996, included in the Current Report on Form 8-K dated November 25, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report and are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Arcus Group, Inc. for the year ended December 31, 1994, incorporated by reference in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.


                                       72